UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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☐    Preliminary Proxy Statement
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☒    Definitive Proxy Statement
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☐    Soliciting Material under § 240.14a-12
STITCH FIX, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
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STITCH FIX, INC.
1 Montgomery Street, Suite 1500
San Francisco, California 94104

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on December 12, 2024

Dear Stockholder:
You are cordially invited to attend the 2024 Annual Meeting of Stockholders of Stitch Fix, Inc., a Delaware corporation (the “Company”). The meeting will be held on Thursday, December 12, 2024, at 1:00 Pacific Time. The meeting will be a completely virtual meeting of stockholders, which will be conducted via a live audio webcast. You will be able to attend the meeting, submit your questions, and vote online during the meeting by visiting: www.virtualshareholdermeeting.com/SFIX2024.

We are holding the 2024 Annual Meeting of Stockholders for the following purposes:
1.To elect three nominees for director named in the accompanying Proxy Statement to hold office until the 2027 Annual Meeting of Stockholders.
2.To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of the Company’s named executive officers.
3.To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the accompanying Proxy Statement.
4.To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for its fiscal year ending August 2, 2025.
5.To conduct any other business properly brought before the meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice.
The record date for the 2024 Annual Meeting of Stockholders is October 18, 2024. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof. A complete list of such stockholders will be available for examination by any stockholder for any purpose germane to the Annual Meeting of Stockholders beginning ten days prior to the meeting at our headquarters at 1 Montgomery Street, Suite 1500, San Francisco, California 94104. If you would like to view the list, please contact us to schedule an appointment by calling (415) 882-7765 and leaving a message for the legal department.

By Order of the Board of Directors
Casey O’Connor
Chief Legal Officer and Corporate Secretary
San Francisco, California
October 30, 2024
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on Thursday, December 12, 2024, at 1:00 p.m. Pacific Time via live audio webcast at www.virtualshareholdermeeting.com/SFIX2024: The Notice of Annual Meeting, Proxy Statement, and Annual Report are available at www.proxyvote.com.
You are cordially invited to attend the meeting, which will be held virtually online. Whether or not you expect to attend the Annual Meeting of Stockholders, please vote online or, if you have requested to receive paper materials, by mail or by telephone as promptly as possible in order to ensure your representation at the Annual Meeting of Stockholders. Voting instructions are provided in the Notice of Internet Availability of Proxy Materials, or, if you have requested to receive paper materials, the instructions are printed on your proxy card and included in the accompanying Proxy Statement. Even if you have voted by proxy, you may still vote your shares if you attend the Annual Meeting of Stockholders. Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

STITCH FIX, INC.

PROXY STATEMENT
FOR THE 2024 ANNUAL MEETING OF STOCKHOLDERS
DECEMBER 12, 2024

VOTING AND ANNUAL MEETING INFORMATION

About this Notice and Our Proxy Materials
Pursuant to rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), Stitch Fix, Inc. (the “Company” or “Stitch Fix” or “we” or “us”) has elected to provide access to our proxy materials, including this Proxy Statement, over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Company’s Board of Directors (the “Board”) is soliciting your proxy to vote at the 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”), including at any adjournments or postponements of the meeting.
This Proxy Statement contains information to be voted on at the 2024 Annual Meeting and certain other information required by the SEC.
We will begin mailing this Notice on or about October 30, 2024, to all stockholders of record entitled to vote at the 2024 Annual Meeting. On or about that date, all stockholders will be able to access our proxy materials at www.proxyvote.com or request printed copies by following the instructions found in the Notice.
Attending the 2024 Annual Meeting
The meeting will be held on Thursday, December 12, 2024, at 1:00 p.m. Pacific Time online via live audio webcast at www.virtualshareholdermeeting.com/SFIX2024.
The 2024 Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/SFIX2024 and following the instructions found in the Notice. Stockholders of record attending the meeting will be able to listen to the meeting live, submit questions, and vote online.
Voting at the 2024 Annual Meeting
Who May Vote
Only stockholders of record at the close of business on October 18, 2024, will be entitled to vote at the 2024 Annual Meeting. On this record date, there were 104,524,754 shares of Class A common stock and 22,318,035 shares of Class B common stock outstanding and entitled to vote. Our Class A common stock has one vote per share and our Class B common stock has ten votes per share.
Stockholder of Record: Shares Registered in Your Name. If, on October 18, 2024, your shares were registered directly in your name with Stitch Fix’s transfer agent, Equiniti Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote online at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote by proxy online as instructed on the Notice, to vote by proxy over the telephone, or to vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time, to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank. If, on October 18, 2024, your shares were held not in your name, but in an account at a brokerage firm, bank, or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the 2024 Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank, or other agent regarding how to vote the shares in your account. You are also invited to attend the 2024 Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares online or submit questions at the meeting unless you request and obtain a valid proxy from your broker, bank, or other agent.
How Many Votes You Have
On each matter to be voted upon, you have one vote for each share of Class A common stock and ten votes for each share of Class B common stock you owned as of October 18, 2024. The Class A common stock and Class B common stock will vote together as a single class on all proposals described in this Proxy Statement.
Proposals to be Voted on at the 2024 Annual Meeting
There are four matters scheduled for a vote:
Proposal 1. Election of our three director nominees.

Proposal 2. Indication, on an advisory basis, of the preferred frequency of stockholder advisory votes on the compensation of the Company’s named executive officers.
Proposal 3. Approval, on an advisory basis, of the compensation of the Company’s named executive officers.
Proposal 4. Ratification of the selection by the Audit Committee of the Board of Deloitte & Touche LLP as independent registered public accounting firm of the Company for its fiscal year ending August 2, 2025.
The Board knows of no other matters that will be presented for consideration at the 2024 Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
Board Vote Recommendations
The Board recommends that you vote FOR the election of each director nominee, for “1 Year” as the preferred frequency of advisory votes to approve executive compensation, FOR the approval, on an advisory basis, of executive compensation, and FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm.
Voting Procedures
Stockholder of Record. If you are a stockholder of record, you may vote online at the 2024 Annual Meeting, or vote by proxy online, over the telephone, or by mailing the signed proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote online even if you have already voted by proxy.
•To vote online during the meeting, attend the 2024 Annual Meeting and follow the voting instructions provided during the meeting.
•To vote online before the meeting, go to www.proxyvote.com and follow the prompts. Your internet vote must be received by 11:59 p.m. Eastern Time on December 11, 2024, to be counted.
•To vote over the telephone, dial toll-free 1-800-690-6903 and follow the recorded instructions. Your telephone vote must be received by 11:59 p.m. Eastern Time on December 11, 2024, to be counted.
•To vote using the proxy card, simply complete, sign, and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the 2024 Annual Meeting, we will vote your shares as you direct.
Beneficial Owner. If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from Stitch Fix. Simply follow the voting instructions from that organization to ensure that your vote is counted. To vote in person at the 2024 Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from that organization included with these materials or contact them to request a proxy form.
Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. Please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.
If You Do Not Vote or Give Specific Voting Instructions
Stockholder of Record. If you are a stockholder of record and do not vote online, by telephone, or by completing a proxy card in advance of the 2024 Annual Meeting, or online at the 2024 Annual Meeting, your shares will not be voted.
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of each director nominee, for “1 Year” as the preferred frequency of advisory votes to approve executive compensation, “For” the approval of executive compensation, and “For” the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
Beneficial Owner. If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank, or other agent how to vote your shares, that agent may still be able to vote your shares in its discretion. Brokers, banks, and other securities intermediaries may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine,” but not with respect to “non-routine” matters. In this regard, Proposals 1, 2, and 3 are considered to be “non-routine,” meaning that your broker may not vote your shares on those proposals in the absence of your voting instructions. However, Proposal 4 is considered to be “routine,” meaning that if you do not return voting instructions to your broker by its deadline, your broker may vote your shares in its discretion on Proposal 4.

If you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank, or other agent by the deadline provided in the materials you receive from your broker, bank, or other agent.

Changing Your Vote
Stockholder of Record. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may change your vote or revoke your proxy by:
•submitting another properly completed proxy card with a later date or granting a subsequent proxy online or by telephone;
•sending a timely written notice that you are revoking your proxy to Stitch Fix’s Corporate Secretary at 1 Montgomery Street, Suite 1500, San Francisco, California 94104 (such notice will be considered timely if it is received by the close of business on the business day immediately preceding the date of the 2024 Annual Meeting); or
•attending the 2024 Annual Meeting and voting online.
Simply attending the meeting will not, by itself, revoke your proxy. Your most recent proxy card or telephone or internet proxy is the one that is counted.
Beneficial Owner. If your shares are held by a broker, bank, or other agent, you should follow the instructions provided by that organization.
Votes Needed for Approval

Proposal	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes(1)
1. Election of directors	Nominees that receive the most “For” votes; “Withhold” votes will have no effect	Not applicable	No effect
2. Advisory vote on the frequency of stockholder advisory votes on executive compensation
The frequency (one, two, or three years) that receives the votes of a majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy and entitled to vote on the matter(2)
		Against each of the proposed voting frequencies	No effect
3. Advisory vote on executive compensation (“say on pay”)	“For” votes from a majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy and entitled to vote on the matter	Against	No effect
4. Ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for its fiscal year ending August 2, 2025	“For” votes from a majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy and entitled to vote on the matter	Against	Not applicable(3)
(1)When a beneficial owner of shares held in street name does not give voting instructions to his or her broker, bank, or other agent holding his or her shares as to how to vote on matters deemed to be “non-routine,” the broker cannot vote the shares. These unvoted shares are counted as “broker non-votes.” Proposals 1, 2, and 3 are considered to be “non-routine,” so we expect broker non-votes to exist in connection with those proposals.
(2)In the event that no frequency receives a majority of the votes, the Company will consider the frequency that receives the most votes cast to be the frequency preferred by our stockholders.
(3)This proposal is considered to be “routine.” If you hold your shares in street name and do not provide voting instructions to your broker, bank, or other agent that holds your shares, your broker has discretionary authority to vote your shares on this proposal.
Who Will Count the Votes
Votes will be counted by Broadridge Financial Solutions, Inc., our inspector of election for the meeting.
Quorum Requirement
A quorum of stockholders is necessary to hold a valid meeting under our Amended and Restated Bylaws (the “Bylaws”) and Delaware law. A quorum will be present if stockholders holding at least a majority of the voting power of the outstanding shares entitled to vote are present at the meeting online or represented by proxy. On the record date, there were 104,524,754 shares of Class A common stock outstanding and 22,318,035 shares of Class B common stock outstanding and entitled to vote. Our Class A common stock has one vote per share and our Class B common stock has ten votes per share. Thus, the holders of shares representing an aggregate of 163,852,553 votes must be present online or represented by proxy at the 2024 Annual Meeting to have a quorum.

Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairperson of the meeting or the holders of a majority of the voting power of the shares present at the meeting online or represented by proxy may adjourn the meeting to another date.
Voting Results
Preliminary voting results will be announced at the meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.
Proxy Solicitation Expenses
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks, and other agents for the cost of forwarding proxy materials to beneficial owners.
Proxy Materials
Multiple Notices
If you received more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each of the Notices to ensure that all of your shares are voted.
Requesting Additional Copies of the Proxy Materials
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single notice or set of proxy materials or other annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
A number of brokers with account holders who are Stitch Fix stockholders will be householding the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from us (if you are a stockholder of record) or your broker (if you are a beneficial owner) that we or they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, or if you currently receive multiple copies and would like to request householding of your communications, please notify your broker or Stitch Fix. Direct your written request to Stitch Fix, Inc. Corporate Secretary, 1 Montgomery Street, Suite 1500, San Francisco, California 94104, or contact our Corporate Secretary at (415) 882-7765.
Next Year’s Annual Meeting
Stockholder Proposals and Director Nominations
To be considered for inclusion in the proxy materials for next year’s annual meeting of stockholders (the “2025 Annual Meeting”), your proposal must be submitted in writing by July 4, 2025, to our Corporate Secretary at 1 Montgomery Street, Suite 1500, San Francisco, California 94104, and must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided, however, that if our 2025 Annual Meeting is held before November 12, 2025, or after January 11, 2026, then the deadline is a reasonable amount of time prior to the date we begin to print and mail our proxy statement for the 2025 Annual Meeting.
Pursuant to Section 5(b)(3) of our Bylaws, if you wish to submit a proposal or director nomination at the 2025 Annual Meeting that is not to be included in next year’s proxy materials, or provide notice of a solicitation of proxies in support of director nominees other than the Company’s nominees pursuant to Rule 14a-19, you must provide written notice no later than the close of business on September 13, 2025, nor earlier than the close of business on August 14, 2025, to our Corporate Secretary at 1 Montgomery Street, Suite 1500, San Francisco, California 94104; provided, however, that if our 2025 Annual Meeting is held before November 12, 2025, or after January 11, 2026, then the deadline is (a) no earlier than the close of business on the 120th day prior to the date of the 2024 Annual Meeting and (b) not later than the close of business on the later of (i) the 90th day prior to the 2025 Annual Meeting or (ii) the tenth day following the day on which public announcement of the date of such meeting is first made.
In addition to satisfying the foregoing requirements under our Bylaws, to comply with the “universal proxy rules,” stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees at the 2025 Annual Meeting must comply with Rule 14a-19 promulgated under the Exchange Act, and must provide written notice containing the information required by Rule 14a-19(b) to our Corporate Secretary at 1 Montgomery Street, Suite 1500, San Francisco, California 94104.

Pursuant to Section 5(d) of our Bylaws, in the event that the number of directors in the class of directors whose term shall expire at the next annual meeting of stockholders (the “Expiring Class”) is increased and we do not make any public announcement of (a) the appointment of a director to such class or (b) the newly created directorship in such class (if no appointment was made) at least ten days before the last day a stockholder may deliver a notice of nomination in accordance with our Bylaws, then a stockholder’s notice required by our Bylaws and which complies with the requirements in our Bylaws, other than the timing requirements in Section 5(b)(3), shall also be considered timely, but only with respect to nominees for any new positions in such Expiring Class created by such increase, if it is received by our Corporate Secretary at 1 Montgomery Street, Suite 1500, San Francisco, California 94104, not later than the close of business on the tenth day following the day on which such public announcement is first made by us.
You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.
A copy of our Bylaws is available in the Governance section of our website at investors.stitchfix.com. You may also contact our Corporate Secretary at the address set forth above for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

PROPOSAL 1
ELECTION OF DIRECTORS
Classified Board
Stitch Fix’s Board is divided into three classes. Each class consists, as nearly as possible, of one third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.
The Board presently has eight members. There are three directors in the class whose term of office expires at the 2024 Annual Meeting: Ms. Lake, Ms. McCollam and Ms. Williams.
Each of our nominees listed below is currently a director of the Company. Ms. Lake, Ms. McCollam and Ms. Williams were recommended for nomination to the Company’s Board by the Company’s Nominating and Corporate Governance Committee. If elected at the 2024 Annual Meeting, each of Ms. Lake, Ms. McCollam and Ms. Williams would serve until the 2027 annual meeting of stockholders and until her successor has been duly elected and qualified, or, if sooner, until her death, resignation, or removal.
The following table sets forth information with respect to each of our three nominees for election at the 2024 Annual Meeting and each of our directors whose terms will continue after the 2024 Annual Meeting, as of October 30, 2024:

Name	Age	Director Since	Principal Occupation / Position Held with the Company
Class I Directors – Nominees at the 2024 Annual Meeting
Katrina Lake	41	February 2011	Founder and Executive Chairperson, Stitch Fix, Inc.
Sharon McCollam	62	November 2016	President and Chief Financial Officer, Albertsons Companies, Inc.
Elizabeth Williams	48	January 2019	Chief Executive Officer, El Pollo Loco Holdings, Inc.
Class II Directors – Continuing in Office Until the 2025 Annual Meeting
Kofi Amoo-Gottfried	45	December 2022	Chief Marketing Officer, DoorDash, Inc.
Timothy Baxter	55	October 2024	Retired Chief Executive Officer, Express, Inc.
Class III Directors – Continuing in Office Until the 2026 Annual Meeting
Matt Baer	42	June 2023	Chief Executive Officer, Stitch Fix, Inc.
J. William Gurley	58	August 2013	General Partner, Benchmark Capital
Fiona Tan	53	October 2024	Chief Technology Officer, Wayfair Inc.
Directors are elected by a plurality of the votes of the holders of shares present online or represented by proxy and entitled to vote generally on the election of directors. Accordingly, the three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named in this Proxy Statement. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by the Board. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.
Below are brief biographies of each nominee and each of our other directors whose terms will continue after the 2024 Annual Meeting.
Our Nominees for Election to a Three-Year Term Expiring at our 2027 Annual Meeting
Katrina Lake. Ms. Lake is our founder and served as our Chief Executive Officer from our inception until July 2021, and as our Interim CEO from January 2023 to June 2023. She has been a member of our Board since our inception in 2011, and currently serves as Executive Chairperson. Ms. Lake holds a B.A. in Economics from Stanford University and an M.B.A. from Harvard University. We believe that Ms. Lake is qualified to serve as a member of our Board based on the perspective and experience she brings as our Founder and former Chief Executive Officer.
Other Public Company Boards: Ms. Lake has served as a director of Recruit Holdings, a human resources technology company, since June 2023. Ms. Lake previously served as a director of GrubHub, Inc., an online and mobile food delivery service, until June 2021.
Private Company / Non-Profit Boards: Ms. Lake serves as a director of Glossier Inc., a company that manufactures and sells beauty products.
Sharon McCollam. Ms. McCollam has served on our Board since November 2016. Ms. McCollam has served as President and Chief Financial Officer of Albertsons Companies, Inc., a company that operates food and drug stores, since September 2021. From December 2012 to June 2016, Ms. McCollam served as Executive Vice President, Chief Administrative, and Chief Financial Officer of Best Buy Co., Inc., a provider of technology products, services, and solutions, and continued to serve as a senior advisor through January 2017. From 2006 to 2012, she served as Executive Vice President, Chief Operating and Chief Financial Officer at Williams-

Sonoma Inc., a specialty retailer of high-quality products for the home, and as Chief Financial Officer from 2000 to 2006. Prior to Williams-Sonoma, Ms. McCollam served as Chief Financial Officer of Dole Fresh Vegetables, Inc., a division of Dole Food Company, Inc., a producer and marketer of fresh fruit and vegetables. Ms. McCollam holds a B.S. in Accounting from the University of Central Oklahoma and is a Certified Public Accountant. We believe that Ms. McCollam is qualified to serve as a member of our Board because of her experience in retail and as a member of the boards of directors of public and private companies.
Other Public Company Boards: Ms. McCollam has served as a director of Signet Jewelers, Limited, a diamond jewelry retailer, since March 2018. She previously served on the boards of directors of Advance Auto Parts, Chewy, Inc., Whole Foods Market, Inc., OfficeMax Incorporated, Del Monte Foods Company, and Williams-Sonoma, Inc.
Private Company / Non-Profit Boards: Ms. McCollam serves as a director of GetYourGuide AG. She also serves on the non-profit board of ALSAC/St. Jude Children’s Research Hospital.
Elizabeth Williams. Ms. Williams has served on our Board since January 2019. Ms. Williams has served as the Chief Executive Officer of El Pollo Loco Holdings, Inc. since March 2024. From August 2023 to February 2024, Ms. Williams was the Chief Executive Officer of Outfox Hospitality, the parent company of Foxtrot, a company that operated high-end convenience stores. She served as Outfox Hospitality’s President and Chief Financial Officer from June 2022 to April 2023. She previously served as the Chief Executive Officer of Drybar Holdings, LLC from June 2020 to 2021. From January 2018 to January 2020, she was President of Taco Bell International, part of Yum! Brands Inc., a leading operator of quick service restaurants. Prior to this role, Ms. Williams served as Chief Financial Officer of Taco Bell Corp. from October 2013 to January 2018 and Vice President, Financial Planning & Analysis from 2011 to 2013. Before joining Yum!, Ms. Williams was a Principal at the Boston Consulting Group. Ms. Williams holds a B.A. in Business Administration from University of Texas in Austin and an M.B.A. from the Kellogg School of Management at Northwestern University. We believe Ms. Williams is qualified to serve as a member of our Board due to her operational expertise and experience leading global businesses.
Other Public Company Boards: Ms. Williams served as a director of Viant Technology Inc., an advertising software company, from February 2021 until June 2024, and currently serves on the board of El Pollo Loco, Inc. since March 2024.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH NOMINEE NAMED ABOVE.

Directors Continuing in Office Until the 2025 Annual Meeting
Kofi Amoo-Gottfried. Mr. Amoo-Gottfried has served on our Board since December 2022. Mr. Amoo-Gottfried has served as the Chief Marketing Officer of DoorDash, Inc., an online food ordering and delivery platform, since January 2022. From May 2019 to December 2021, he served as Vice President, Marketing at DoorDash. Previously, he had various marketing roles at Facebook (now Meta), a multinational technology conglomerate, from January 2017 to January 2019. Mr. Amoo-Gottfried holds a B.A. in economics from Macalester College. We believe Mr. Amoo-Gottfried is qualified to serve on our Board due to his extensive experience as a marketing executive, particularly at technology companies.
Other Public Company Boards: Mr. Amoo-Gottfried has served as a director of Vital Farms, Inc., a company that offers a range of ethically produced foods, since January 2021.
Private Company / Non-Profit Boards: Mr. Amoo-Gottfried has served on the Board of Trustees of Macalester College since 2021.
Timothy Baxter. Mr. Baxter joined our Board in October 2024. Mr. Baxter served as the Chief Executive Officer of Express, Inc., a fashion apparel retailer, from June 2019 to September 2023, where he also served on the Board of Directors. Prior to that role, Mr. Baxter was Chief Executive Officer of Delta Galil Premium Brands, a group of specialty retail apparel brands including 7 For All Mankind and Splendid, and a division of Delta Galil Industries, Ltd. from May 2018 to May 2019. Previously, Mr. Baxter spent more than 25 years at Macy’s, Inc. and the former May Department Stores in various leadership roles, most recently serving as Chief Merchandising Officer of Macy’s, Inc., a leading department store. We believe Mr. Baxter is qualified to serve as a member of our Board due to his experience as an apparel retail merchandising executive and his experience as a chief executive officer of a publicly-listed apparel retailer.
Other Public Company Boards: Mr. Baxter served on the Board of Express, Inc. from June 2019 until September 2023.

Directors Continuing in Office Until the 2026 Annual Meeting
Matt Baer. Mr. Baer has served as our Chief Executive Officer and as a director on our Board since June 2023. Prior to Stitch Fix, he was Chief Customer & Digital Officer at Macy’s, Inc. from November 2021 to June 2023, where he was responsible for the growth and strategic long-term vision of Macy’s and Bloomingdale’s digital businesses, as well as Macy's strategy and programs to create deeper, more enduring relationships with customers. He served as Macy’s Chief Digital Officer from March 2020 to November 2021. Prior to joining Macy’s, Mr. Baer served as Vice President of eCommerce at Walmart.com, where he helped lead the transformation and scaling of Walmart’s digital business, from January 2016 to March 2020. Before joining Walmart, he founded a digital marketplace, held executive positions at two retail startups, and practiced complex commercial litigation. Mr. Baer holds a bachelor’s degree in business administration from the Stephen M. Ross School of Business at the University of Michigan and a JD from the Benjamin N. Cardozo School of Law at Yeshiva University. We believe that Mr. Baer is qualified to serve as a member of our Board based on his prior experience and the perspective he brings as our Chief Executive Officer.
J. William Gurley. Mr. Gurley has served on our Board since August 2013. Mr. Gurley serves as a general partner of Benchmark Capital, a venture capital firm, which he joined in 1999. Previously, he served as a partner of Hummer Windblad Venture Partners, a venture capital firm, a research analyst for Credit Suisse First Boston, an investment bank, and a design engineer at Compaq Computer Corporation, a manufacturer of computers and related components. Mr. Gurley holds a B.S. in Computer Science from the University of Florida and an M.B.A. from the University of Texas. We believe Mr. Gurley is qualified to serve as a member of our Board due to his extensive experience with technology companies, including his experience as a member of the boards of directors of public technology companies and as a venture capitalist investing in technology companies.
Other Public Company Boards: Mr. Gurley has served as a director of Nextdoor Holdings, Inc. since November 2021 and as a director of Zillow Group since January 2024, having previously served on that company’s board from 2005 to 2015.
Fiona Tan. Ms. Tan joined our Board in October 2024. Ms. Tan has served as Chief Technology Officer of Wayfair Inc., a leading home retailer, since March 2022. From September 2020 to March 2022, Ms. Tan was Wayfair Inc’s Global Head of Customer and Supplier Technology. From January 2020 to September 2020, Ms. Tan served as the Senior Vice President of Technology, US at Walmart Inc., an omnichannel retailer. She served as Senior Vice President Engineering - Customer Technology at WalmartLabs from April 2014 to September 2020. We believe Ms. Tan is qualified to serve as a member of our Board based on her experience as a technology leader at retail companies, as well as her public company board experience.
Other Public Company Boards: Ms. Tan has served as a director of AZEK Company since March 2024 and served as a director of WM Technology from June 2021 until September 2024.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Independence of the Board
As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent Nasdaq listing standards, as in effect from time to time.
Our Board has undertaken a review of the independence of each director. Based on information provided by each director concerning her or his background, employment, and affiliations, our Board has determined that Mr. Amoo-Gottfried, Mr. Gurley, Ms. McCollam, Ms. Williams, Ms. Tan, and Mr. Baxter do not have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the listing requirements and rules of Nasdaq. Steven Anderson and Neal Mohan, our former directors who served on our Board during fiscal year 2024, were also determined to be independent during the period they served on our Board.
In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company.
Mr. Baer is not independent due to his position as the Chief Executive Officer of Stitch Fix and Ms. Lake is not independent because she is currently employed by the Company.
Board Diversity Matrix
The matrix below summarizes certain statistics for our Board, as of October 30, 2024:

Total Number of Directors	8
	Female	Male	Non- Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	4	3	—	1
Part II: Demographic Background
African American or Black	—	1	—	—
Alaskan Native or Native American	—	—	—	—
Asian	1	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	2	—	—
Two or More Races or Ethnicities	1	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	1
Board Leadership Structure
Our Board is currently chaired by the Founder and former Chief Executive Officer of the Company, Ms. Lake. The Board has also appointed Ms. McCollam as lead independent director. We believe that having an Executive Chair helps to ensure that the Board and management act with a common purpose and that an Executive Chair is well positioned to act as a bridge between management and the Board. We also believe that it is advantageous to have a Board Chair who has an extensive history with and knowledge of the Company, as is the case with Ms. Lake, while the separation of the positions of Chief Executive Officer and Chair allows the Chief Executive Officer to focus on the management of the Company and the Chair to ensure that the Board is focused on its oversight responsibilities.
The Board appointed Ms. McCollam as the lead independent director to help reinforce the independence of the Board as a whole. The position of lead independent director has been structured to serve as an effective balance to the Executive Chair role. The lead independent director’s responsibilities include, among other things: consulting with management on the agendas for regular Board meetings; presiding over Board meetings in the absence of the Chair; presiding over and establishing the agendas for meetings of the independent directors; presiding over any portions of Board meetings at which the evaluation or compensation of the Chief Executive Officer is presented or discussed; and coordinating Board committee updates to the full Board. As a result, we believe that the lead independent director can help ensure the effective, independent functioning of the Board in its oversight responsibilities. In addition, we believe that the lead independent director is well positioned to build a consensus among independent directors and to serve as a conduit between the other independent directors, on the one hand, and the Executive Chair or Chief Executive Officer, on the other hand. In light of the Executive Chairperson’s extensive history with and knowledge of the Company, and because the Board’s lead independent director is empowered to play a significant role in the Board’s leadership and in reinforcing the independence of the Board, we believe that this is the most effective board leadership structure for the Company.
Role of the Board in Risk Oversight
One of the Board’s key functions is informed oversight of the Company’s risk management process. The Board does not have a standing risk management committee, but administers this oversight function directly through the Board as a whole, as well as through various standing Board committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. Our Audit Committee has the responsibility to oversee the Company’s enterprise risk management program, including cybersecurity risks; to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures; and to monitor compliance with legal and regulatory requirements. Our Nominating and Corporate Governance Committee oversees and reviews with management the Company’s major governance risk exposures and the steps management has taken to monitor or mitigate such exposures, as well as our governance structure and Board succession risks. Our Compensation Committee reviews our compensation practices and policies as they relate to risk management and risk-taking incentives to determine whether such compensation policies and practices are reasonably likely to have a material adverse effect on the Company. It also monitors and oversees efforts to mitigate management succession risks. The entire Board meets with senior management periodically, and the applicable Board committees meet periodically with the employees responsible for risk management in the committees’ respective areas of oversight. Both the Board as a whole and the various standing committees receive periodic reports from employees responsible for risk management, as well as incidental reports as matters may arise. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible.
Meetings of the Board
The Board met five times during the last fiscal year. Each Board member attended at least 75% of the aggregate number of meetings of the Board and of the committees on which he or she served held during the portion of the last fiscal year for which he or she was a director or committee member.
We ask our directors to attend each annual meeting of stockholders. Five of the seven directors serving at that time attended our 2023 annual meeting of stockholders.
Information Regarding Committees of the Board
The Board has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information as of October 30, 2024, for each of the Board committees:

Name	Audit	Compensation	Nominating and Corporate Governance
Katrina Lake
Matt Baer
Kofi Amoo-Gottfried		X
Timothy Baxter		X
J. William Gurley	X		X*
Sharon McCollam	X*		X
Fiona Tan	X
Elizabeth Williams	X	X*
Total meetings in fiscal year 2024	6	9	2
* Committee chairperson
Each of the committees has authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company. The Board has adopted written charters for each of the committees, which are available in the Governance section of the Company’s website at investors.stitchfix.com.

Audit Committee
The Audit Committee of the Board was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. Our Board has determined that Ms. McCollam, Ms. Williams, and Mr. Gurley are “audit committee financial experts” within the meaning of SEC regulations. Each member of our Audit Committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, our Board has examined each Audit Committee member’s scope of experience and the nature of their employment in the corporate finance sector.
The primary functions of this committee include:
•helping our Board oversee our corporate accounting and financial reporting processes;
•managing the selection, engagement, qualifications, independence, and performance of a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and the independent accountants, our interim and year-end operating results;
•reviewing our cybersecurity policies and programs;
•developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•reviewing related-party transactions;
•reviewing the effectiveness of the Company’s internal controls over financial reporting, any material issues with such controls, and any steps taken to address such issues; and
•approving or, as permitted, pre-approving, audit and permissible non-audit services to be performed by the independent registered public accounting firm.
The Board reviews the Nasdaq listing standards definition of independence for audit committee members on an annual basis and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards).
Report of the Audit Committee of the Board
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended August 3, 2024, with management of the Company. The Audit Committee has discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”), including Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the PCAOB, and the SEC. The Audit Committee has also received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding Deloitte & Touche LLP’s communications with the audit committee concerning independence and has discussed with Deloitte & Touche LLP the firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 3, 2024.

THE AUDIT COMMITTEE
Ms. Sharon McCollam (Chair)
Mr. J. William Gurley
Ms. Elizabeth Williams

Compensation Committee
The primary purpose of our Compensation Committee is to discharge the responsibilities of the Board in overseeing our compensation policies, plans, and programs, and to review and determine the compensation to be paid to executive officers, directors, and other senior management, as appropriate. Specific responsibilities include:
•reviewing and approving the compensation of the Chief Executive Officer, other executive officers, and senior management;
•reviewing and making recommendations to the Board regarding the compensation paid to directors;
•reviewing and recommending to the Board succession plans for our executive officers;
•reviewing, adopting, amending, and terminating incentive compensation and equity plans, severance agreements, profit-sharing plans, bonus plans, change-of-control protections, and any other compensatory arrangements for executive officers and other senior management; and
•reviewing and establishing general policies relating to compensation and benefits of employees.
Each year, the Compensation Committee reviews with management the Company’s Compensation Discussion and Analysis and considers whether to recommend that it be included in proxy statements and other filings.
All members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 5605(d)(2) of the Nasdaq listing standards).
Compensation Committee Processes and Procedures
The agenda for each Compensation Committee meeting is usually developed in consultation with the Chair of the Compensation Committee. The Chief Executive Officer may not be present during the voting, deliberations, or determinations of the Compensation Committee regarding his compensation, but may be present (but not vote) during the voting and deliberations regarding the compensation of the other executive officers and senior management. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities, and personnel of the Company. In addition, under its charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and internal and external legal, accounting, or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisors engaged for the purpose of advising the Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under its charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel, or other advisor to the Compensation Committee only after taking into consideration the various factors prescribed by the SEC and Nasdaq that bear upon the advisor’s independence; however, there is no requirement that any advisor be independent.
The specific determinations of the Compensation Committee with respect to executive compensation for the fiscal year ending August 3, 2024, are described in greater detail in the Compensation Discussion and Analysis section of this Proxy Statement.
Compensation Committee Interlocks and Insider Participation
As noted above, the Compensation Committee consists of Ms. Williams, Mr. Amoo-Gottfried, and Mr. Baxter. None of the members of the Compensation Committee are currently, or have been at any time, one of our officers or employees. None of our executive officers currently serve, or have served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.
Nominating and Corporate Governance Committee
The primary purpose of our Nominating and Corporate Governance Committee is to oversee aspects of the Company’s corporate governance functions. Specific responsibilities of the Nominating and Corporate Governance Committee include:
•identifying and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board);
•reviewing and evaluating incumbent directors;
•overseeing periodic evaluations of the Board’s performance, including committees of the Board;
•considering and making recommendations to the Board regarding the Board’s leadership structure;
•making recommendations to the Board on continuing education of directors; and
•developing and making recommendations to the Board regarding our corporate governance guidelines, code of conduct, insider trading policy, and other related policies.

The Nominating and Corporate Governance Committee believes that candidates for our Board should have certain minimum qualifications, including the ability to read and understand basic financial statements and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also considers such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment, and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company, and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills, and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience, and capability.
In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors’ independence. The Nominating and Corporate Governance Committee also takes into account the results of Board and committee evaluations, which are conducted annually.
In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations, and the advice of counsel, if necessary. To identify candidates for Board membership, the Nominating and Corporate Governance Committee uses its network of contacts to compile a list of potential candidates, but may also engage a professional search firm, if it deems appropriate. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board.
At this time, the Nominating and Corporate Governance Committee does not have a policy with regard to the consideration of director candidates recommended by stockholders. The Nominating and Corporate Governance Committee believes that it is in the best position to identify, review, evaluate, and select qualified candidates for Board membership, based on the comprehensive criteria for Board membership approved by the Board.
All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards).
Stockholder Communications with the Board
The Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to the Corporate Secretary of Stitch Fix at 1 Montgomery Street, Suite 1500, San Francisco, CA 94104. These communications will be reviewed by the Corporate Secretary to determine whether it is appropriate for presentation to the Board or such director. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations, and product inquiries). The screening procedures have been approved by a majority of the independent directors.
Code of Conduct
The Company has adopted the Stitch Fix Code of Conduct, which applies to all executive officers, directors, and employees. The Code of Conduct is available on the Company’s website at investors.stitchfix.com. If the Company makes any substantive amendments to the Code of Conduct or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website. The Nominating and Corporate Governance Committee is responsible for periodically reviewing the Code of Conduct and recommending any changes to our Board for consideration.

Corporate Responsibility
At Stitch Fix, we are committed to relationships—relationships with our clients, the planet, our communities, and those who bring the Stitch Fix experience to life every day.
Equity
We recognize the responsibility, power, and opportunity we have to advance equity by acknowledging and embracing differences and designing everything we do with the understanding that diversity makes our work and our world better. We are dedicated to building strong relationships and inspiring people, including our employees, to be their best selves. We believe that a diverse, equitable, and inclusive workplace is essential for fostering these relationships and enabling innovation. By attracting, developing, and retaining talent from all backgrounds, we can thoughtfully serve our diverse client base and drive our mission forward.

Threads of Support
•Universal parental leave: We understand the realities working families face, and encourage our employees to take parental leave to support theirs. In turn, we offer 16 weeks of paid parental leave for full-time employees, with equal benefits to new parents of any gender or family composition.
•Inclusive benefits: In 2022, Stitch Fix extended our mental health and family planning benefits to both full-and part-time associates, at no cost to the employee. We also partnered with our medical provider to provide access to health benefits for transgender employees, including coverage for gender affirmation surgery.
•Stitch Fix Communities: Our Communities (Employee Resource Groups) create and formally support safe, internal spaces for groups with shared identities and interests.
Our Current Representation
The goal of our diversity, equity, and inclusion strategy is to ensure that our people and business practices allow us to build our Company, products, and experiences that reflect the richness of the communities in which we operate. We know that a diverse employee base makes Stitch Fix better, our ideas stronger, and our experience more broadly resonate with the clients we serve today, and will serve in the future. We work towards equitable practices to mitigate bias across areas like hiring, employee performance, evaluation, and promotion, our employee experience, and our vendor and brand engagement.
To ensure that our ongoing diversity, equity, and inclusion strategy is informed by and rooted in data, we review and analyze equity and representation data regularly. We do this to drive knowledge, precision, and transparency—not only for ourselves internally, but also to contribute to the dialogue and information sharing that is critical to chartering a path forward for the industry.
•Gender representation: We are proud of the number of women at Stitch Fix, including our Founder. 82% of our employees, 33% of our executive team, 67% of our people managers, 43% of our tech employees, and 50% of our Board identify as women.
•Racial and ethnic diversity: Our products and workplaces are made better with racial and ethnic diversity. 47% of our employees, 30% of our executive team, 36% of our people managers, 43% of our tech employees, and 50% of our Board identify as people of color. And while 20% of our employee population identifies as Black and 15% as Latinx, our representation for people managers is 12% Black and 8% Latinx. We are committed to increasing the representation of people of color, particularly in leadership, across our teams.
Our ongoing work
•Size-inclusive clothing: Great style comes in every size. We carry 100 brands with plus styles, and offer size-inclusive styles across all of our private label brands. We’re proud of our role in helping more than 30 brand partners expand their size offerings, as well as the more than 60 brands who develop plus styles that are exclusive to Stitch Fix. Our product sizes range from women’s Petite to Plus sizes 0–24W/3X, to men’s Big & Tall sizes, up to 3XL.
•Styles for all: Our Kids’ stylists have the ability to select from our entire inventory, so that a kiddo can get a Fix that reflects their true self in a fun, authentic and positive way.
•Our vendor diversity: As a member of the Vendor Diversity Coalition, we collect diversity, equity, and inclusion data from our vendors to set the baseline for future vendor diversity commitments. This helps us make informed decisions about who we work with so that we do our part to create a more equitable vendor ecosystem.
Taking responsibility
We choose to use our resources and influence wisely to create positive, systemic change in the apparel industry and beyond:
•Supporting an equal right to vote: The right to vote is fundamental to our democracy and to advancing a more equitable society. We make sure that all of our U.S. employees, no matter their identity or political party, have time to vote.
•Stitch Fix for Good: Our Styling team supports the communities in which we live and work through regularly volunteering and supporting opportunities focused on equity and sustainability.
Sustainability
We’re responsible for creating the change we want to see in the world. It starts with establishing an ethical supply chain and taking measurable action toward a healthier planet. From our suppliers to the materials we work with, we are committed to using the power of our data, resources, and partnerships to catalyze change.
Sustainable materials
We strive to source the main materials in our private label products more sustainably than conventional alternatives.

•Cotton: Our goal is to increase the percentage of sustainable sourced cotton in our private label items more than the conventional alternative through partnerships that work with farmers to reduce chemicals, water usage, carbon and provide better resources for land health. Working with Better Cotton is part of our strategy to achieve this goal.
•Polyester: Our goal is to increase the percentage of sustainable sourced polyester in our private label items more than the conventional alternative by utilizing recycled plastic in the fiber content, rather than virgin materials, with the aim of reducing waste and production impacts. We verify these claims through globally recognized certifications.
•Viscose: Our goal is to increase the percentage of sustainable sourced viscose in our private label items more than conventional alternatives by ensuring that the wood pulp fiber materials were not derived from ancient or endangered forests. Our work is supported by membership in The Canopy Initiative.
Responsibly produced
It matters to us that the products we carry are produced with demonstrated efforts to protect workers and the environment.
•Stitch Fix vendors: Our vendor relationships are based on shared ethics. Through our Vendor Code of Conduct, our vendors are committed to minimizing their environmental impact and providing working conditions that uphold local labor laws and international standards on worker and human rights.
•Private label factories: We take our factory and vendor partnerships seriously and regularly evaluate workplace conditions, wages, working hours, health and safety, non-discrimination, and more through a comprehensive audit process.
•Conflict-free minerals: We keep an ethical mineral supply chain by working with vendors to ensure minerals mined in known conflict areas are not used in our products.
•Animal welfare: We are committed to practices that support the humane treatment of animals. We believe that animals should not suffer for the sake of fashion. To support this goal, we ban the use of animal fur, angora and mohair in all products sold by Stitch Fix.
How we deliver
We use data and bold ideas to deliver our products and operate our business more sustainably.
•Inventory management: Stitch Fix was created to understand and serve people as individuals. Our data-driven inventory model helps us deliver on this promise, as well as reduce waste. Our data and best-in-class recommendation algorithms help us understand what clients want and predict inventory with confidence, allowing us to deliver on our promise to reduce waste by selling through our inventory at higher rates than the industry average. We exist to help people find what they love: clothes they will keep and wear for a long time. Our focus is on client happiness, not pushing products.
•Future-proofing our packaging: A sustainable future demands forward-looking changes in the way we package our products. Here are steps we’ve taken toward sustainable packaging:
◦Boxes are made from 100% post-recycled FSC-certified material, and are recyclable.
◦Standard Stitch Fix Freestyle mailers are made from 100% SFI-certified recycled fiber, and are recyclable.
◦We reduced box size and weight, in some cases by as much as 24%.
◦We use 100% FSC-certified recycled and recyclable in-box kraft paper.

PROPOSAL 2
ADVISORY VOTE ON THE FREQUENCY OF SOLICITATION OF ADVISORY STOCKHOLDER APPROVAL OF EXECUTIVE COMPENSATION
In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, our stockholders are also entitled to vote, on an advisory basis, on whether the “say-on-pay” vote, as required by Section 14A of the Exchange Act, should occur every one, two, or three years. The vote on the frequency of the say-on-pay vote, just as with the say-on-pay vote itself, is advisory only, and it also is not binding on the Company, the Board, or the Compensation Committee. Although the vote is non-binding, the Compensation Committee and the Board will carefully consider the outcome of the vote when determining the frequency of future stockholder advisory votes to approve the compensation of our named executive officers.
After careful consideration, the Board has determined that a say-on-pay vote that occurs every year is the most appropriate option for our Company at this time. Therefore, the Board recommends that you vote for a “1 Year” frequency for the say-on-pay vote.
Although the Board recommends a say-on-pay vote be held every year, you may vote one of four choices for this Proposal 2 on the proxy card: “1 Year”, “2 Years”, “3 Years”, or “Abstain.” The text of the resolution in respect of Proposal 2 is as follows:
“RESOLVED, that the option of once every 1 year, 2 years, or 3 years that receives the majority for this resolution will be determined to be the preferred frequency with which the Company is to hold an advisory stockholder vote to approve the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”
The frequency (“1 Year”, “2 Years”, “3 Years”) that receives the vote of the holders of a majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy and entitled to vote on the matter will be deemed to be the frequency preferred by our stockholders. In the event that no option receives a majority of the votes, we will consider the option that receives the most votes cast to be the frequency preferred by our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR “1 YEAR” FOR PROPOSAL 2.

PROPOSAL 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION
In accordance with SEC rules, we are providing our stockholders with the opportunity to approve, on an advisory basis, the compensation of our named executive officers, as described in this Proxy Statement.
This proposal, commonly referred to as the “say-on-pay” vote, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our executive compensation philosophy, policies, and practices, as discussed in this Proxy Statement. Accordingly, we ask our stockholders to approve the compensation of our named executive officers, as described in the Compensation Discussion and Analysis section of this Proxy Statement, by casting a non-binding advisory vote “FOR” the following resolution:
“RESOLVED, that the stockholders of Stitch Fix, Inc. approve, on an advisory basis, the compensation paid to the named executive officers, as disclosed in the Company’s Proxy Statement for the 2024 Annual Meeting, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion.”
Because this is an advisory vote, the result will not be binding on the Board or the Compensation Committee. However, the vote will provide us with important stockholder feedback about our executive compensation philosophy, policies, and practices. The Board and the Compensation Committee value the opinions of our stockholders and expect to take into account the outcome of the vote when considering future executive compensation decisions and when evaluating our executive compensation program.
The affirmative vote of the holders of a majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy and entitled to vote on the matter at the 2024 Annual Meeting will be required to approve this proposal.
If stockholders approve the “1 Year” option as the frequency of future say-on-pay votes under Proposal 2, we expect that we will conduct our next say-on-pay vote at the 2025 annual meeting of stockholders.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR PROPOSAL 3.

PROPOSAL 4
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending August 2, 2025, and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the 2024 Annual Meeting. Deloitte & Touche LLP has served as the Company’s auditor since 2014. Representatives of Deloitte & Touche LLP are expected to be present at the 2024 Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm for the fiscal year ending August 2, 2025. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.
The affirmative vote of the holders of a majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy and entitled to vote on the matter at the 2024 Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP.
Principal Accountant Fees and Services
The following table represents aggregate fees billed to the Company for the fiscal years ended August 3, 2024, and July 29, 2023, by Deloitte & Touche LLP, the Company’s principal accountant:

	Fiscal Year
	2024	2023
Audit Fees(1)	$2,675,000	$2,476,000
Audit-Related Fees(2)	18,000	18,000
Tax Fees	—	—
All Other Fees(3)	3,790	3,790
Total Fees	$2,696,790	$2,497,790
(1)Audit fees consist of fees for professional services rendered in connection with the annual audit of our consolidated financial statements, the review of our quarterly condensed consolidated financial statements, and consultations on accounting matters directly related to the audit.
(2)Audit-related fees consist of fees for professional services rendered in connection with the submission of a Registration Statement on Form S-8 related to our 2017 Incentive Plan in fiscal years 2023 and 2024.
(3)All other fees consist of fees for all other services not included in the categories set forth above. In fiscal years 2024 and 2023, fees were for a subscription-based tool.
All services described above were pre-approved by the Audit Committee. In connection with the audit of our fiscal year 2024 financial statements, the Company entered into an engagement agreement with Deloitte & Touche LLP that sets forth the terms by which Deloitte & Touche LLP will perform audit services for the Company. During the fiscal year ended August 3, 2024, none of the total hours expended on the Company’s financial audit by Deloitte & Touche LLP were provided by persons other than Deloitte & Touche LLP’s full-time permanent employees.
Pre-Approval Policies and Procedures
The Audit Committee follows certain procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, Deloitte & Touche LLP. The Committee generally pre-approves specified services in the defined categories of audit services, audit-related services, and tax services. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.
The Audit Committee has determined that the rendering of services other than audit services by Deloitte & Touche LLP is compatible with maintaining the principal accountant’s independence.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR PROPOSAL 4.

EXECUTIVE OFFICERS
The following table sets forth information for our executive officers as of October 30, 2024. Our executive officers are appointed by, and serve at the discretion of, the Board and each holds office until his successor is duly elected and qualified or until his earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
Matt Baer	42	Chief Executive Officer
David Aufderhaar	55	Chief Financial Officer
Casey O’Connor	44	Chief Legal Officer and Corporate Secretary
Anthony Bacos	54	Chief Product & Technology Officer
Matt Baer. Mr. Baer has served as our Chief Executive Officer and as a director on Board since June 2023. Prior to Stitch Fix, he was Chief Customer & Digital Officer at Macy’s, Inc. from November 2021 to June 2023, where he was responsible for the growth and strategic long-term vision of Macy’s and Bloomingdale’s digital businesses, as well as Macy’s strategy and programs to create deeper, more enduring relationships with customers. He served as Macy’s Chief Digital Officer from March 2020 to November 2021. Previously, Mr. Baer served as Vice President of eCommerce at Walmart.com, where he helped lead the transformation and scaling of Walmart's digital business, from January 2016 to March 2020. Before joining Walmart, he founded a digital marketplace, held executive positions at two retail startups, and practiced complex commercial litigation. Mr. Baer holds a bachelor’s degree in business administration from the Stephen M. Ross School of Business at the University of Michigan and a JD from the Benjamin N. Cardozo School of Law at Yeshiva University.
David Aufderhaar. Mr. Aufderhaar has served as our Chief Financial Officer since April 2023 and is responsible for all aspects of financial operations as well as driving the overall financial performance of the Company. He joined Stitch Fix in May 2019 as the VP, Finance. Prior to his tenure at Stitch Fix, Mr. Aufderhaar spent four years at Twitter where he was VP, Finance with a remit across corporate finance, financial planning & analysis, and deal analytics. Mr. Aufderhaar has also held finance leadership roles at Visa, Y&R Inc., and Proudfoot Consulting. Mr. Aufderhaar holds a BS in Finance from the University of Florida.
Casey O’Connor. Mr. O’Connor has served as our Chief Legal Officer since November 2022, leading Stitch Fix’s Legal and Indirect Procurement teams. Mr. O’Connor joined Stitch Fix as its first in-house lawyer in 2016. Prior to his role as Chief Legal Officer, Mr. O’Connor was the Company’s Deputy General Counsel. Before Stitch Fix, Mr. O’Connor was in-house counsel at Yelp Inc., an online platform for local business reviews and information. Prior to that, he was an attorney at the law firm Latham & Watkins LLP. Mr. O’Connor holds a B.S. in Political Science from Santa Clara University and a JD from Stanford Law School.
Anthony Bacos. Mr. Bacos has served as our Chief Technology Officer since November 2023. Prior to joining Stitch Fix, Mr. Bacos was SVP & Chief Digital Officer at Frontdoor, Inc., an online appliance repair and home maintenance company, from June 2021 to January 2023. Mr. Bacos also held various roles at Amazon.com, Inc., a multinational technology company and online retailer, most recently serving as VP & Chief Technology Officer of Amazon Fashion from March 2018 to June 2021. Mr. Bacos holds an MS in Computer Science from Azusa Pacific University and an MBA at Massachusetts Institute of Technology.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of the Company’s Class A and Class B common stock as of October 18, 2024, unless otherwise noted, by: (i) each director and nominee for director; (ii) each of the Company’s named executive officers; (iii) all current executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than 5% of its Class A common stock or Class B common stock. Unless otherwise indicated, the address for each beneficial owner listed in the table below is c/o Stitch Fix, Inc., 1 Montgomery Street, Suite 1500, San Francisco, California 94104.

	Class A Common Stock		Class B Common Stock		% of Total Voting Power (2)
Name of Beneficial Owner (1)	Shares	%	Shares	%
5% Stockholders:
Steve Anderson and affiliated entities (3)	—	—	9,325,566	41.78	28.46
Entities affiliated with Benchmark Capital Partners (4)	1,000,000	*	3,587,821	16.08	11.25
Entities affiliated with Working Capital (5)	11,979,753	11.46	—	—	3.66
BlackRock, Inc. (6)	10,044,296	9.61	—	—	3.07
Disciplined Growth Investors, Inc. (7)	6,306,801	6.03	—	—	1.92
Divisar Capital Management LLC (8)	6,104,620	5.84	—	—	1.86
The Vanguard Group (9)	5,977,421	5.72	—	—	1.82
Named Executive Officers and Directors:
Katrina Lake (10)	452,805	*	9,577,235	41.89	28.85
J. William Gurley (includes Benchmark) (11)	3,219,133	3.08	3,587,821	16.08	11.93
Sharon McCollam (12)	199,996	*	49,200	*	*
Elizabeth Williams (13)	220,954	*	—	—	*
Kofi Amoo-Gottfried (14)	181,050	*	—	—	*
Timothy Baker	—	—	—	—	*
Fiona Tan	—	—	—	—	*
Matthew Baer (15)	1,221,503	1.16	—	—	*
David Aufderhaar (16)	977,211	*	—	—	*
Casey O'Connor (17)	806,914	*	—	—	*
Anthony Bacos (18)	1,004,078	*	—	—	*
All directors and executive officers as a group (11 persons) (19)	8,283,644	7.63	13,214,256	57.68	41.58
* Less than one percent.
(1)This table is based upon information supplied by officers, directors, and principal stockholders, as well as and Schedules 13D and 13G and Forms 13F filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 104,524,754 shares of Class A common stock and 22,318,035 shares of Class B common stock outstanding on October 18, 2024, adjusted as required by rules promulgated by the SEC.
(2)Percentage of total voting power represents voting power with respect to all shares of our Class A and Class B common stock, as a single class. The holders of our Class A common stock are entitled to one vote per share, and holders of our Class B common stock are entitled to ten votes per share.
(3)Consists of (i) 2,762,477 shares of Class B common stock held by Steve Anderson, (ii) 4,039,490 shares of Class B common stock held by Baseline Ventures 2009, LLC, (iii) 1,980,288 shares of Class B common stock held by Baseline Increased Exposure Fund, LLC (“BIE”), (iv) 277,911 shares of Class B common stock held by Baseline Cable Car, LLC, and (v) 265,400 shares of Class B common stock held by Baseline Encore, L.P. Mr. Anderson, the sole managing member of Baseline Ventures 2009, LLC, BIE, Baseline Cable Car, LLC, and Baseline Encore Associates, LLC, and the general partner of Baseline Encore, L.P., has the sole power to vote these shares. As a Member of BIE and through such membership interest, Mr. Anderson indirectly owns up to 54,893 shares of the Class B common stock held by BIE. The address for the Baseline entities is 680 S. Cache Street, Suite 100-10820, Jackson, WY 83002.
(4)Consists of (i) 2,734,414 shares of Class B common stock held by Benchmark Capital Partners VII, L.P. (“Benchmark VII”), (ii) 853,407 shares of Class B common stock held by Benchmark Capital Partners VI, L.P. (“Benchmark VI”), and (iii) 1,000,000 shares of Class A common stock held by Benchmark Capital Partners IX, L.P. (“Benchmark IX”). Benchmark Capital Management Co. VII, L.L.C., the general partner of Benchmark VII, may be deemed to have sole power to vote the shares held by Benchmark VII, and Matthew R. Cohler, Bruce W. Dunlevie, Peter H. Fenton, J. William Gurley, Kevin R. Harvey, Mitchell H. Lasky, and Eric Vishria, the managing members of Benchmark Capital Management Co. VII, L.L.C., may be deemed to have shared power to vote these shares. Benchmark Capital Management Co. VI, L.L.C., the general partner of Benchmark VI, may be deemed to have sole power to vote the shares held by Benchmark VI, and Alexandre Balkanski, Matthew R. Cohler, Bruce W. Dunlevie, Peter H. Fenton, J. William Gurley, Kevin R. Harvey, Robert C. Kagle, and Mitchell H. Lasky, the managing members of Benchmark Capital Management Co. VI, L.L.C., may be deemed to have shared power to vote these shares. Benchmark Capital Management Co. IX, L.L.C., the general partner of Benchmark IX, may be deemed to have sole power to vote the shares held by Benchmark IX, and Peter H. Fenton, J. William Gurley, An-Yen Hu, Chetan Puttagunta, Sarah E. Tavel and Eric Vishria, the managing members of Benchmark Capital Management Co. IX, L.L.C., may be deemed to have shared power to vote these shares. The address for the Benchmark entities is 2965 Woodside Road, Woodside, CA 94062.
(5)Consists of 11,979,753 shares according to the Schedule 13G/A filed on February 13, 2023, which reported that that High Street Partners, Ltd. (“High Street”) had shared voting and shared dispositive power over 5,204,651 shares, Working Capital Partners, Ltd. (“Working Capital Fund” and together with High Street, the “Private Funds”) had shared voting and shared dispositive power over 6,775,102 shares, Working Capital Advisors (UK) Ltd. (the “Investment Manager”) had shared voting and shared dispositive power over 11,088,374 shares, Working Capital Management Pte. Ltd. (the “Parent Company”) had shared voting and shared dispositive power over 11,979,753 shares, and Kenneth Chan (collectively, with the Private Funds, the Investment Manager, and the Parent Company, the “Working Capital entities”) had shared voting and shared dispositive power over 11,979,753 shares. Kenneth Chan is the sole owner of the Parent Company. The

Parent Company is the sole owner of the Investment Manager. The Investment Manager serves as the investment manager to the Private Funds. The address for the Working Capital entities is Queripel House, Unit 2,1 Duke of York Square, London SW3 4LY, United Kingdom.
(6)Consists of 10,044,296 shares held by BlackRock, Inc. (“BlackRock”) according to its Schedule 13G/A filed on January 23, 2024, which reported that it had shared dispositive power over 0 shares, sole dispositive power over 10,044,296 shares, shared voting power over 0 shares, and sole voting power over 9,487,736 shares. The address for BlackRock is 50 Hudson Yards, New York, NY 10001.
(7)Consists of 6,306,801 shares held by Disciplined Growth Investors, Inc. (“Disciplined Growth”) according to its Schedule 13G/A filed on February 14, 2024, which reported that it had shared dispositive power over 0 shares, sole dispositive power over 6,306,801 shares, shared voting power over 236,960 shares, and sole voting power over 6,069,841 shares. Disciplined Growth's address is 150 South Fifth Street, Suite 2550, Minneapolis, MN 55402.
(8)Consists of 6,104,620 shares held by Divisar Capital Management LLC (“Divisar”) according to its Schedule 13G/A filed on February 14, 2024, which reported that it had shared dispositive power over 6,104,620 shares, sole dispositive power over 0 shares, shared voting power over 6,104,620 shares, and sole voting power over 0 shares. Divisar Capital Management, LLC serves as the general partner and investment manager to each of Divisar Partners QP, L.P. and Divisar Partners, L.P., (collectively “the Funds”) and may be deemed to be the beneficial owner of all shares held by the Funds. Steven Baughman, as Chief Executive Officer of Divisar Capital Management, LLC, with the power to exercise investment and voting discretion, may be deemed to be the beneficial owner of all shares of held by the Funds. Pursuant to Rule 13d-4 under the Securities Exchange Act of 1934, as amended, each of the Funds has expressly disclaimed beneficial ownership over any of the securities reported in the Schedule 13G/A filed on February 14, 2024. Divisar's address is 275 Sacramento Street, 8th Floor, San Francisco, CA 94111.
(9)Consists of 5,977,421 shares held by The Vanguard Group, Inc. (“Vanguard Group”) according to its Schedule 13G/A filed on February 13, 2024, which reported that it had shared dispositive power over 176,200 shares, sole dispositive power over 5,801,221 shares, shared voting power over 106,414 shares, and sole voting power over 0 shares. The address for Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(10)Consists of (i) 8,891,888 shares of Class B common stock held by the Katrina M. Lake Revocable Trust dated May 23, 2016, of which Ms. Lake is the trustee, (ii) 9,557 shares of Class A common stock and 141,650 shares of Class B common stock held by the John C. Clifford and Katrina M. Lake Revocable Trust dated May 23, 2016, of which Ms. Lake and John C. Clifford are trustees, (iii) 443,248 shares of Class A common stock issuable under outstanding options vested and exercisable within 60 days of October 18, 2022, and (iv) 543,697 shares of Class B common stock issuable under outstanding options vested and exercisable within 60 days of October 18, 2024.
(11)Consists of (i) 2,734,414 shares of Class B common stock held by Benchmark VII, (ii) 853,407 shares of Class B common stock held by Benchmark VI, (iii) 1,000,000 shares of Class A common stock held by Benchmark IX, (iv) 2,149,762 shares of Class A common stock held by Mr. Gurley, and (v) 69,371 shares of Class A common stock held by limited partnerships controlled by Mr. Gurley. Benchmark Capital Management Co. VII, L.L.C., the general partner of Benchmark VII, may be deemed to have sole power to vote the shares held by Benchmark VII, and Mr. Gurley, a managing member of Benchmark Capital Management Co. VII, L.L.C., may be deemed to have shared power to vote these shares. Benchmark Capital Management Co. VI, L.L.C., the general partner of Benchmark VI, may be deemed to have sole power to vote the shares held by Benchmark VI, and Mr. Gurley, a managing member of Benchmark Capital Management Co. VI, L.L.C., may be deemed to have shared power to vote these shares. Benchmark Capital Management Co. IX, L.L.C., the general partner of Benchmark IX, may be deemed to have sole power to vote the shares held by Benchmark IX, and Mr. Gurley, a managing member of Benchmark Capital Management Co. IX, L.L.C., may be deemed to have shared power to vote these shares.
(12)Includes (i) 133,353 shares of Class A common stock issuable under outstanding options vested and exercisable within 60 days of October 18, 2024, (ii) 49,200 shares of Class B common stock issuable under outstanding options exercisable within 60 days of October 18, 2024, and (iii) 32,051 shares of Class A common stock issuable upon the vesting of RSUs within 60 days of October 18, 2024.
(13)Includes (i) 147,446 shares of Class A common stock issuable under outstanding options vested and exercisable within 60 days of October 18, 2024 and (ii) 32,051 shares of Class A common stock issuable upon the vesting of RSUs within 60 days of October 18, 2024.
(14)Includes (i) 120,700 shares of Class A common stock issuable under outstanding options vested and exercisable within 60 days of October 18, 2024 and (ii) 32,051 shares of Class A common stock issuable upon the vesting of RSUs within 60 days of October 18, 2024.
(15)Includes (i) 916,663 shares of Class A common stock issuable under outstanding options vested and exercisable within 60 days of October 18, 2024 and (ii) 91,666 shares of Class A common stock issuable upon the vesting of RSUs within 60 days of October 18, 2024.
(16)Includes (i) 658,332 shares of Class A common stock issuable under outstanding options vested and exercisable within 60 days of October 18, 2024 and (ii) 57,202 shares of Class A common stock issuable upon the vesting of RSUs within 60 days of October 18, 2024.
(17)Includes (i) 554,790 shares of Class A common stock issuable under outstanding options vested and exercisable within 60 days of October 18, 2024 and (ii) 39,679 shares of Class A common stock issuable upon the vesting of RSUs within 60 days of October 18, 2024.
(18)Includes (i) 722,542 shares of Class A common stock issuable under outstanding options vested and exercisable within 60 days of October 18, 2024 and (ii) 90,318 shares of Class A common stock issuable upon the vesting of RSUs within 60 days of October 18, 2024.
(19)Consists of (i) 4,211,522 shares of Class A common stock held by our current directors and executive officers, (ii) 3,697,074 shares of Class A common stock issuable under outstanding stock options vested and exercisable within 60 days of October 18, 2024, (iii) 375,078 shares of Class A common stock issuable upon the vesting of RSUs within 60 days of October 18, 2024, (iv) 12,621,359 shares of Class B common stock held by our current directors and executive officers, and (v) 592,897 shares of Class B common stock issuable under outstanding stock options vested and exercisable within 60 days of October 18, 2024.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires the Company’s directors, officers, and beneficial owners of more than 10% of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors, and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.
To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, we believe that all such SEC filing requirements were met in a timely manner during the fiscal year ended August 3, 2024, other than with respect to one Form 4 for Sarah Barkema, our former Chief Accounting Officer.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis describes the compensation program for our chief executive officer, our chief financial officer, and our most highly compensated executive officers (other than our chief executive officer and chief financial officer) who were serving at the end of fiscal year 2024 (our “named executive officers”). During fiscal year 2024, our named executive officers were:
•Matt Baer, our Chief Executive Officer (“CEO”);
•David Aufderhaar, our Chief Financial Officer (“CFO”);
•Casey O’Connor, our Chief Legal Officer (“CLO”) and Corporate Secretary; and
•Anthony Bacos, our Chief Product & Technology Officer (“CTO”), who joined the Company on November 6, 2023.
This Compensation Discussion and Analysis describes the material elements of our executive compensation program during fiscal year 2024. It also provides an overview of our executive compensation philosophy and objectives. Finally, it analyzes how and why the Compensation Committee of our Board (the “Compensation Committee”) arrived at the specific compensation decisions for our named executive officers for fiscal year 2024, including the key factors that it considered in determining their compensation.
All of our executive officers are named executive officers; we use those terms interchangeably below.
Executive Summary
Stitch Fix is the leading online personal styling service that helps people discover the styles they will love that fit perfectly so they always look – and feel – their best. Few things are more personal than getting dressed, but finding clothing that fits and looks great can be a challenge. Stitch Fix solves that problem. By pairing expert stylists with best-in-class AI and recommendation algorithms, the Company leverages its assortment of exclusive and national brands to meet each client’s individual tastes and needs, making it convenient for clients to express their personal style without having to spend hours in stores or sifting through endless choices online.
Stitch Fix is powered by data science. Our data science capabilities consist of our rich data set, best-in-class artificial intelligence and our proprietary algorithms, which fuel our business by enhancing the client experience and driving business model efficiencies. The vast majority of our client data is provided directly and explicitly by the client, rather than inferred, scraped, or obtained from other sources. We also gather extensive merchandise data, such as inseam, pocket shape, silhouette, and fit. This large and growing data set provides the foundation for proprietary algorithms that we use throughout our business, including those that make recommendations to our Stylists, predict purchase behavior, forecast demand, optimize inventory, and enable us to design new apparel. We believe our data science capabilities give us a significant competitive advantage, and as our data set grows, our algorithms become more powerful.
Fiscal Year 2025 Compensation Decisions
For fiscal year 2025, the Compensation Committee has decided to grant performance share units (“PSUs”) instead of options to named executive officers and other members of management. The Compensation Committee believes that PSUs provide greater alignment between the interests of our named executive officers and the interests of our stockholders. PSUs also provide incentives that motivate the achievement of our key financial, client, and operational results and strategic objectives.

Executive Compensation Policies and Practices
We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program on a regular basis to ensure that it is consistent with our short- and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following summarizes our executive compensation and related policies and practices:

WHAT WE DO	WHAT WE DON’T DO
Retain an Independent Compensation Advisor. The Compensation Committee engaged its own compensation consultant to provide information, analysis, and other advice, independent of management. This consultant performed no other services for us in fiscal year 2024.

No Executive Retirement Plans. We do not offer pension or retirement plans or arrangements to our named executive officers that are different from or in addition to those offered to our other employees.

Performance-Based Annual Bonus. We maintain a rigorous performance-based annual bonus program.	No Perquisites. Other than certain benefits relating to remote work for certain executive officers, we do not provide perquisites or other personal benefits to our named executive officers.
Annual Executive Compensation Review. The Compensation Committee conducts an annual review of our compensation strategy, including our compensation peer group and our compensation-related risk profile.

No Special Health or Welfare Benefits. Our named executive officers participate in broad-based, Company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees.

Compensation at Risk. Our executive compensation program is designed so that a significant portion of compensation is at risk, based on our performance on key metrics and structured to align the interests of our named executive officers and stockholders, as reflected in performance-based annual short-term cash bonuses and long-term equity awards.
No Hedging or Pledging of our Equity Securities. We do not permit directors or our employees, including our executive officers, to hedge or pledge our equity securities.
Stock Ownership Policy. We maintain a stock ownership policy that requires our directors, named executive officers, and other members of management to maintain a minimum ownership level of our common stock.
No Post-Employment Tax Reimbursement. We do not provide any tax reimbursement payments or gross-ups on any executive officer severance, change-in-control payments, benefits, or otherwise.
Long-Term Vesting of Equity Awards. Equity awards granted to our executive officers vest over a three-year period.
No Single-Trigger Cash Severance on the Occurrence of a Change-in-Control. Severance benefits and payments in connection with a change-in-control require both a change-in-control of the Company and a subsequent qualifying termination of employment event (“double-trigger arrangement”).

Succession Planning. We review the risks associated with our key executive officer positions to ensure adequate succession plans are in place.	No Dividends or Dividend Equivalents Payable on Unvested Equity Awards. We do not pay dividends or dividend equivalents on unvested RSU awards.
Stockholder Advisory Approval of Named Executive Officer Compensation
At our 2018 annual meeting of stockholders, we conducted an initial non-binding stockholder advisory vote on the frequency with which we should hold future non-binding stockholder advisory votes on the compensation of our named executive officers (a “say-on-pay vote”). Our stockholders overwhelmingly agreed with our Board’s recommendation that we should hold these say-on-pay votes on an annual basis.
At our 2023 annual meeting of stockholders, we conducted a say-on-pay vote. Over 93% of the votes cast on the proposal agreed with our Board’s recommendation to approve, on an advisory basis, the compensation paid to our named executive officers. For our 2024 annual meeting of stockholders, our Board is recommending that our stockholders approve the compensation of our named executive officers as disclosed in this Proxy Statement. For additional information about this say-on-pay proposal, see Proposal 3 in this Proxy Statement.
Our Board and the Compensation Committee value the opinions of our stockholders, and will continue to consider the result of the say-on-pay vote, as well as feedback received throughout the fiscal year, when making compensation decisions for our named executive officers.

Executive Compensation Philosophy
Our executive compensation program is guided by our overarching philosophy of paying for demonstrable performance. Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary objectives:
•provide compensation and benefit levels that will attract, retain, and reward a highly talented team of executive officers while managing costs responsibly;
•provide incentives that motivate and reward achievement of our key financial and operational results and strategic objectives that enhance stockholder value over the long term;
•establish a direct link between our financial and operational results and strategic objectives and the compensation of our executive officers; and
•align the interests and objectives of our executive officers with those of our stockholders.
Program Design
We use three principal elements to structure the compensation opportunities of our executive officers: base salary; the opportunity to earn an annual cash bonus based on the achievement of financial and strategic performance objectives; and long-term incentive compensation opportunities in the form of equity awards. While the pay mix may vary from year to year, the ultimate goal is to achieve our compensation objectives as described above.
We also provide our named executive officers with the same benefits available to all of our similarly-situated employees, including retirement benefits under our Section 401(k) savings plan (the “401(k) Plan”) and participation in our employee health and welfare benefit programs with no special executive benefits.
The design of our executive compensation program is influenced by a variety of factors, with the primary goals of aligning the interests of our executive officers and stockholders and linking pay with performance. We do not have any formal policies for allocating compensation among base salary, annual cash bonuses, and equity awards; short- and long-term compensation; or cash and non-cash compensation. Instead, the members of the Compensation Committee exercise their judgment to establish a total compensation package for each executive officer that is a mix of fixed and variable compensation, and cash and non-cash compensation, which the Compensation Committee believes is appropriate to achieve the goals of our executive compensation program and our corporate objectives. Historically, the Compensation Committee has structured a significant portion of our executive officers’ target total direct compensation so that it is comprised of long-term incentive compensation in the form of equity awards to align our executive officers’ incentives with the interests of our stockholders and our long-term corporate goals.
Governance of Executive Compensation Program
Role of the Compensation Committee
The Compensation Committee discharges the responsibilities of our Board relating to the compensation of our named executive officers and the non-employee members of our Board. The Compensation Committee has overall responsibility for reviewing our compensation philosophy and strategy, overseeing our compensation and benefits policies generally, and overseeing and evaluating the compensation plans, policies, and practices applicable to our CEO as well as our other executive officers. The Compensation Committee operates pursuant to a written charter, which is available in the Governance section of our corporate website at investors.stitchfix.com.
Annual Compensation Review
At the beginning of each fiscal year, the Compensation Committee reviews our executive compensation program to assess whether the various elements of our program, as well as its compensation actions and decisions:
•are properly coordinated;
•are aligned with our vision, mission, values, corporate goals, and business strategy;
•provide appropriate short- and long-term incentives for our executive officers;
•drive behaviors that balance Company, employee, and stockholder interests;
•are competitive with the compensation of executives in comparable positions at the companies with which we compete for executive talent; and
•provide retentive value to our executive officers, while managing costs and our share pool responsibly.
Following this assessment, the Compensation Committee makes any necessary or appropriate modifications to our existing plans and arrangements or adopts new plans or arrangements.
Compensation-Setting Process

In connection with its annual review of our executive compensation program, the Compensation Committee evaluates and establishes the target total direct compensation opportunity for each of our named executive officers. The Compensation Committee does not use a single method or measure in setting or approving the target total direct compensation opportunities or each individual compensation element for our executive officers and does not benchmark any of these elements or target total direct compensation.
The following factors, which the Compensation Committee considers when selecting and setting the amount of each compensation element for our named executive officers, provide a framework for its compensation decision-making:
•our executive compensation program objectives;
•our performance against the financial and operational goals and objectives established by the Compensation Committee and our Board;
•each individual executive officer’s qualifications, knowledge, skills, experience, and tenure relative to other similarly situated executives at the companies in our compensation peer group or selected broad-based compensation surveys;
•the scope of each executive officer’s role and responsibilities compared to other similarly situated executives at the companies in our compensation peer group or selected broad-based compensation surveys;
•the prior performance of each individual executive officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function, and work as part of a team;
•the potential of each individual executive officer to contribute to our long-term financial, operational, and strategic objectives;
•our CEO’s compensation relative to that of our other executive officers and compensation parity among our executive officers;
•our financial performance;
•the compensation practices of our compensation peer group and the positioning of each executive officer’s compensation based on an analysis of competitive market data;
•in the case of long-term incentive compensation, the value of any outstanding vested and unvested equity awards held by each of our executive officers, including the equity awards and other long-term incentive compensation opportunities granted to each executive officer in prior fiscal years; and
•the recommendations of our CEO with regard to the compensation of our other executive officers, as described below.
No single factor is determinative in setting compensation levels, nor is the impact of any individual factor on the determination of compensation levels quantifiable. The Compensation Committee does not weight these factors in any predetermined manner, nor does it apply any formulas in making its compensation decisions. In making these decisions, the members of the Compensation Committee consider all of this information in light of their individual experience, knowledge of the Company, the competitive market, and each executive officer, and business judgment.
Role of Chief Executive Officer
In discharging its responsibilities, the Compensation Committee works with members of our management team, including our CEO. Our management team assists the Compensation Committee by providing information on corporate and individual performance, market compensation data, and management’s perspective on compensation matters. The Compensation Committee solicits and reviews our CEO’s recommendations and proposals with respect to adjustments to annual cash compensation, long-term incentive compensation opportunities, program structures, and other compensation-related matters for our executive officers (other than with respect to his own compensation).
The Compensation Committee reviews and discusses these recommendations and proposals with our CEO and considers them as one factor in determining the compensation for our executive officers other than our CEO. No executive officer is present during the discussion of or decision regarding their own compensation.
Role of Compensation Consultant
Pursuant to its charter, the Compensation Committee has the authority to retain the services of one or more executive compensation advisors, as it determines in its sole discretion, including compensation consultants and legal, accounting, and other advisors, to assist in the design of our compensation plans and arrangements and related policies and practices. The Compensation Committee makes all determinations regarding the engagement, fees, and services of these external advisors, and any such external advisor reports directly to the Compensation Committee.
The Compensation Committee uses an external compensation consultant to assist it by providing information, analysis, and other advice relating to our executive compensation program and the decisions resulting from its annual executive compensation review. For fiscal year 2024, the Compensation Committee engaged Compensia, Inc. (“Compensia”), a national compensation consulting firm, as its compensation consultant to advise it on executive compensation matters, including competitive market pay practices for our executive officers, and data analysis and selection of the compensation peer group. For fiscal year 2024, the scope of Compensia’s engagement included research, analysis, and support relating to:
•the levels of overall compensation and each element of compensation for our executive officers;
•the levels of overall compensation and each element of compensation for the non-employee members of our Board;
•reviewing and providing input on the Compensation Discussion and Analysis section of our Proxy Statement;
•the review and updating of our compensation peer group;
•compensation “best practices” and market trends for our executive officers and the non-employee members of our Board;
•equity utilization and funding;
•a risk assessment of our executive compensation programs; and
•other ad hoc matters throughout the year.
The terms of Compensia’s engagement include reporting directly to the Compensation Committee and its chair. Compensia also coordinates with our management for data collection and job matching for our executive officers. In fiscal year 2024, Compensia did not provide any other services to us. The Compensation Committee has evaluated Compensia’s independence pursuant to the Nasdaq listing standards and the relevant SEC rules and has determined that no conflict of interest has arisen as a result of the work performed by Compensia for the Compensation Committee.
Competitive Positioning
For purposes of comparing our executive compensation against the competitive market, the Compensation Committee reviews and considers the compensation levels and practices of a group of peer companies. This compensation peer group is made up of online retail and e-commerce companies that are similar to us in terms of revenue and market capitalization. The Compensation Committee reviews our compensation peer group at least annually and adjusts the composition of the peer group if warranted, taking into account changes in both our business and that of the companies in the peer group.
In developing the compensation peer group in June 2023 to serve as a reference point for our fiscal year 2024 executive compensation decisions, the following criteria were used to identify comparable companies:
•publicly traded companies headquartered in the United States;
•similar industry and competitive market for talent;
•similar revenue size – within a range of approximately 0.25 to 4.0 times our last four quarters’ revenue; and
•similar market capitalization – within a range of approximately 0.25 to 5.0 times our market capitalization.
In evaluating the existing compensation peer group based on the criteria described above, the Compensation Committee removed Poshmark and Zendesk due to their acquisition, 2U because it is not in a similar industry, Wayfair because its revenue and market capitalization levels were below our desired range, and Bumble, Box, Dropbox, Etsy, Levi Strauss & Co., Pinterest, RH, Shutterstock, Tripadvisor and Zillow Group because they each had a market capitalization level above our desired range. The Compensation Committee added Abercrombie & Fitch Co., Chegg, Chico’s FAS, Designer Brands, Genesco, G-III Apparel Group, Guess?, Lands’ End, Rent the Runway, The Children’s Place, Torrid Holdings, and Urban Outfitters to the compensation peer group based on the criteria described above.
Following a review that included input from Compensia, the Compensation Committee approved the following compensation peer group to be used during fiscal year 2024 as a reference for understanding the competitive market for executive positions in our industry and sector:

Abercrombie & Fitch Co.	Go Pro	The RealReal
Chegg	Guess?	ThreadUp
Chico’s FAS	Lands’ End	Torrid Holdings
ContextLogic	Peloton Interactive	Urban Outfitters
Designer Brands	Rent the Runway	Warby Parker
Genesco	Revolve Group	Yelp
G-III Apparel Group	The Children’s Place
Competitive comparison data was collected from publicly available information contained in the SEC filings of the compensation peer group companies, as well as data from customized subsets of the Radford Global Technology survey, which included 10 of the 20 companies in the compensation peer group and software companies with revenues ranging from $500 million to $5 billion as a reference, to evaluate the competitive market when determining the total direct compensation packages for our executive officers, including base salary, annual cash bonus opportunities, and long-term incentive compensation opportunities. These surveys provide compensation market intelligence and are widely used within the technology industry.
The competitive market data described above are not used by the Compensation Committee in isolation, but serve as one point of reference in its deliberations on executive compensation. The Compensation Committee uses the competitive market data as a guide when making decisions about target total direct compensation opportunities, as well as individual elements of compensation. However, while market competitiveness is important, it is not the only factor the Compensation Committee considers when establishing compensation opportunities of our executive officers.
Individual Compensation Elements
Our executive compensation program consists of three principal elements: base salary, an annual cash bonus opportunity, and long-term incentive compensation in the form of equity awards. Our executive officers also participate in several Company-wide health and welfare benefit plans, which are consistent with the arrangements offered to our other employees. Finally, our executive officers are eligible to receive certain post-employment compensation arrangements.
We use these compensation elements to make up our executive compensation program because:
•they are consistent with other programs in our competitive market and allow us to effectively compete for highly qualified talent;
•each element supports achievement of one or more of our compensation objectives; and
•collectively, we believe these elements are effective means for motivating our executive officers.
We view these primary compensation elements as related, but distinct, components of our total compensation program. We do not believe that total compensation should be derived from a single element, but should be balanced in support of our overall compensation philosophy. Each of these compensation elements is discussed in detail below, including a description of the particular element and how it fits into our overall executive compensation program, and a discussion of the amounts paid to our named executive officers in fiscal year 2024 under each of these elements.
Base Salary
Base salary represents the fixed portion of the compensation of our named executive officers and is an important element of compensation intended to attract and retain highly talented individuals.
The Compensation Committee reviews and determines adjustments to the base salaries for each of our named executive officers as part of its annual executive compensation review. In addition, the base salaries of our named executive officers may be adjusted by the Compensation Committee in the event of a promotion or significant change in responsibilities.
The Compensation Committee generally determines base salaries after considering the factors described in “Governance of Executive Compensation Program – Compensation-Setting Process” above. Although our general philosophy is to set base salaries within a competitive range of the market median, actual positioning is based on the Compensation Committee’s assessment of the factors described above. For fiscal year 2024, the Compensation Committee determined not to change the annual base salaries of named executive officers from their fiscal year 2023 levels as part of its annual review of our executive compensation program.
The base salaries of our named executive officers for fiscal years 2023 and 2024 were as follows:

Named Executive Officer	Fiscal Year 2023 Base Salary ($)	Fiscal Year 2024 Base Salary ($)	Percentage Adjustment
Mr. Baer	850,000	850,000	0%
Mr. Aufderhaar	550,000	550,000	0%
Mr. O’Connor	500,000	500,000	0%
Mr. Bacos	—	600,000	n/a
The actual salaries paid to our named executive officers in fiscal year 2024 are set forth in the “Fiscal Year 2024 Summary Compensation Table” below.
Annual Cash Bonuses for Executives
We established an annual cash bonus program for our executive officers in fiscal year 2024, which was intended to provide incentive to participants to achieve annual financial and strategic performance objectives set by the Compensation Committee and our Board, with no individual performance component. For fiscal year 2024, our Compensation Committee determined that we achieved those annual financial and strategic objectives at 63.3% of their target performance level.

Target Annual Cash Bonus Opportunities
The Compensation Committee reviews the target annual cash bonus opportunity for the fiscal year (expressed as a percentage of annual base salary, prorated for any salary adjustments during the year) of each executive officer as part of its annual executive compensation review and makes adjustments after considering the factors described in “Governance of Executive Compensation Program – Compensation-Setting Process” above. Generally, the Compensation Committee seeks to set target annual cash bonus opportunities so that target total cash compensation (the sum of annual base salary and annual cash bonus) is within a competitive range taking into consideration our compensation peer group, but does not target a specific percentile of our compensation peer group. For fiscal year 2024, the target annual cash bonus opportunity for each of our named executive officers other than Mr. Baer was 50% of annual base salary. The target annual cash bonus opportunity for Mr. Baer was 100% of his base salary in fiscal year 2024.
Corporate Performance Objectives
In October 2023, the Compensation Committee established target levels for the annual cash bonus program for fiscal year 2024 based on two financial performance metrics, net revenue and adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”), and one strategic performance metric, active clients. Active clients is defined as a client who checked out a Fix or was shipped an item using Freestyle in the preceding 52 weeks, measured as of the last day of that period (“Active Client”). The Compensation Committee selected Active Clients because management believes Active Clients is a key indicator of our growth and the overall health of our business. The Compensation Committee chose Adjusted EBITDA and revenue because it believes these metrics balance the top and bottom lines of our business.
The Compensation Committee weighted each of revenue and Adjusted EBITDA at 40% of each of our executive officers’ and other members of management’s target annual cash bonus opportunity and weighted Active Clients as 20% of each of our executive officers’ and other members of management’s target annual cash bonus opportunity. The Compensation Committee approved potential payout levels of 75% (threshold), 100% (target), 125% (stretch) and 175% (maximum) as a retention and motivation mechanism for our executive officers and other members of management.
In September 2024, the Compensation Committee reviewed our actual performance to determine achievement of the corporate performance metrics under the annual cash bonus program. Based on the Company’s performance against the metrics, the Compensation Committee determined that the total bonus multiplier was equal to 63.3% of each executive officer and other members of management’s target annual bonus opportunity.
The following table shows the required levels of achievement for the performance metrics to reach threshold, target, stretch and maximum payout levels, as well as the actual results as determined by the Compensation Committee:

Financial Performance Metric	Weighting (% of total annual cash bonus opportunity)	Threshold (1)	Target (1)	Stretch (1)	Maximum (1)	Actual (1)	Payout Percentage
Net Revenue	40.0%	$1,351	$1,376	$1,401	$1,451	$1,337.0	0%
Adjusted EBITDA (2)	40.0%	$22	$26	$30	$45	$29.3	120.7%
Active Clients	20.0%	2,508	2,583	2,658	2,808	2,508	75.0%
Total Earned							63.3%
(1)In millions, except for Active Clients, which is in thousands.
(2)Refer to Appendix A to this proxy statement for a reconciliation of net loss, the most comparable GAAP financial measure, to Adjusted EBITDA for actual fiscal year 2024 amounts.
The actual annual cash bonus amounts paid to our named executive officers for fiscal year 2024 are set forth in the “Fiscal Year 2024 Summary Compensation Table” below.
Long-Term Incentive Compensation
We view long-term incentive compensation in the form of equity awards as a critical element of our executive compensation program. The realized value of these equity awards bears a direct relationship to our stock price and, therefore, these awards are an incentive for our named executive officers to create sustainable, long-term value for our stockholders. Equity awards also help us retain our executive officers in a highly competitive market.
Long-term incentive compensation opportunities in the form of equity awards are granted by the Compensation Committee. The amount and forms of such equity awards are determined by the Compensation Committee after considering the factors described in “Governance of Executive Compensation Program – Compensation-Setting Process” above. The amounts of the equity awards are also intended to provide competitively sized awards and target total direct compensation opportunities within a competitive range relative to our compensation peer group and customized subsets of the Radford Global Technology survey, which included 10 of the

20 companies in the compensation peer group and software companies with revenues ranging from $500 million to $5 billion for similar roles and positions for each of our executive officers, taking into consideration the factors described above.
In connection with Mr. Bacos’s hiring as our CTO, the Compensation Committee granted Mr. Bacos two equity awards. The first equity award was granted in December 2023 and consisted of an RSU award with a grant date fair value of $1,250,000 and a stock option award with a grant date fair value of $1,250,000. The second award was granted in April 2024 and consisted of an RSU award with a grant date fair value of $1,250,000 and a stock option award with a grant date fair value of $1,250,000. These equity grants vested as to 25% of the options and shares subject to such awards on the Company’s first quarterly vesting date that was six months following Mr. Bacos’s employment start date. The remaining options and shares subject to these awards vest as follows: 25% of the options and shares in equal quarterly installments over the next two quarterly vesting dates; 33 1/3% of the options and shares in equal quarterly installments over the next four quarterly vesting dates; and 16 2/3% of the options and shares in equal quarterly installments over the next four quarterly vesting dates.
In October 2023, the Compensation Committee reviewed the outstanding equity awards held by Mr. O’Connor and determined to award him an annual equity grant on December 8, 2023 consisting of an RSU award with a grant date fair value of $720,000 and a stock option award with a grant date fair value of $720,000. One-twelfth of the shares subject to the options and RSUs vested on March 13, 2024, and the remainder will vest 1/12th on each of the next subsequent quarterly vesting dates.
Mr. Baer and Mr. Aufderhaar did not receive any long-term incentive compensation opportunities in the form of equity awards in fiscal year 2024. However, each of Messrs. Baer, Aufderhaar, and O’Connor received the grant of a fully-vested RSU award in October 2023 to satisfy the amount that they earned for fiscal year 2023 performance under the Company’s annual cash bonus plan.
Health and Welfare Benefits
Our named executive officers are eligible to receive the same employee benefits that are generally available to all our full-time employees, subject to the satisfaction of certain eligibility requirements. These health and welfare benefits include medical and dental benefits, life insurance benefits, and short- and long-term disability insurance.
In addition, we maintain a 401(k) Plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax-advantaged basis. Eligible employees are able to defer eligible compensation up to certain limits as set forth in the Internal Revenue Code of 1986, as amended (the “Code”), which are updated annually. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. All participant interests in their contributions are fully vested when contributed. We have the ability to make matching and discretionary contributions to the 401(k) Plan and made matching contributions in fiscal year 2024. The 401(k) Plan is intended to be qualified under Section 401(a) of the Code, with the related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) Plan are deductible by us when made, and contributions and earnings on those amounts are not generally taxable to the employees until withdrawn or distributed from the 401(k) Plan.
In structuring these benefit programs, we seek to provide an aggregate level of benefits that are comparable to those provided by similarly situated companies.
Perquisites and Other Personal Benefits
We do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide perquisites or other personal benefits to our named executive officers except as generally made available to all our employees, or in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes.
Employment Arrangements
While we do not have employment agreements with any of our executive officers, the initial terms and conditions of employment for our named executive officers are set forth in written employment offer letters. In June 2023, we entered into an employment offer letter with Mr. Baer setting forth the terms and conditions of his employment as our CEO and we entered into a modified employment offer letter with Mr. Baer on June 14, 2024, to adjust his work location. In November 2022, we entered into an employment offer letter with Mr. O’Connor setting forth the terms and conditions of his employment as CLO. In March 2023, we entered into an employment offer letter with Mr. Aufderhaar setting forth the terms and conditions of his employment as CFO. In October 2023, we entered into an employment offer letter with Mr. Bacos setting forth the terms and conditions of his employment as CTO. For a summary of the material terms and conditions of employment offer letters, see “Employment Agreements” below.
Each of these employment offer letters provides for “at will” employment and sets forth the named executive officer’s initial base salary and target annual bonus opportunity. These employment offer letters also contain provisions for certain payments and benefits in the event of certain qualifying terminations of employment, including a termination of employment following a change in control of the Company, as described in more detail in “Post-Employment Compensation Arrangements” below. Each of these arrangements was approved on our behalf by the Compensation Committee.

Appointment of Chief Product & Technology Officer
In connection with his appointment as our CTO, we entered into an employment offer letter dated October 20, 2023 (the “Bacos Employment Offer Letter”) with Mr. Bacos. Pursuant to the Bacos Employment Offer Letter, our initial compensation arrangements with Mr. Bacos were as follows:
•an initial annual base salary of $600,000;
•a target annual cash bonus opportunity equal to 50% of his annual base salary;
•an RSU award with a grant date fair value of $1,250,000, 25% of the shares subject to the award which vested on the Company’s first quarterly vesting date that was six months following Mr. Bacos’s employment start date. The remaining shares subject to the award vest as follows: 25% in equal quarterly installments over the next two quarterly vesting dates; 33 1/3% in equal quarterly installments over the next four quarterly vesting dates; and 16 2/3% of the shares in equal quarterly installments over the next four quarterly vesting dates; and
•an option award to purchase shares of our Class A common stock with a grant date fair value of $1,250,000, 25% of which vested on Company’s first quarterly vesting date that was six months following Mr. Bacos’s employment start date. The remaining options vest as follows: 25% in equal quarterly installments over the next two quarterly vesting dates; 33 1/3% in equal quarterly installments over the next four quarterly vesting dates; and 16 2/3% in equal quarterly installments over the next four quarterly vesting dates.
The equity awards granted to Mr. Bacos were granted under the Stitch Fix, Inc. Amended and Restated 2019 Inducement Plan (the “2019 Plan”), which was adopted by our Board under an exception to the Nasdaq Listing Rules’ stockholder approval requirement for the issuance of securities with regard to grants to employees of the Company or its subsidiaries as an inducement material to such individuals entering into employment with the Company or its subsidiaries.
The Bacos Employment Offer Letter also contains provisions for certain payments and benefits in the event of a qualifying termination of employment, including a termination of employment following a change in control of the Company, as described in more detail in “Post-Employment Compensation Arrangements” below.
The Bacos Employment Offer Letter was negotiated on our behalf by Mr. Baer and was approved by the Compensation Committee. In establishing his initial compensation arrangements, we took into consideration Mr. Bacos’s skills and experience and the competitive market for chief technology officer positions at other comparable companies based on a review of compensation survey data. For a summary of the material terms and conditions of the Bacos Employment Offer Letter, see “Employment Agreements” below.
Post-Employment Compensation Arrangements
We believe that having in place reasonable and competitive post-employment compensation arrangements are essential to attracting and retaining highly qualified executive officers. These arrangements are designed to provide reasonable compensation to executive officers who leave our employ under certain circumstances to facilitate their transition to new employment. Further, in some instances we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing executive officer to sign a separation and release agreement acceptable to us as a condition to receiving post-employment compensation payments or benefits.
Each of our named executive officers who is currently at the Company is eligible to receive certain payments and benefits in the event of certain qualifying terminations of employment pursuant to their employment offer letters. These agreements provide for the payment of six months’ base salary and COBRA premium reimbursement in the cases of Messrs. Aufderhaar, Bacos and O’Connor and 12 months in the case of Mr. Baer, in the event that their employment is terminated by us without “cause” or by the executive officer for “good reason” (each as defined in his employment offer letter). In addition, if such termination of employment occurs during the period beginning one month prior to a change in control of the Company (as defined in our 2017 Incentive Plan (the “2017 Plan”)) or within 12 months following a change in control of the Company, Messrs. Aufderhaar, Bacos, and O’Connor will instead receive the payment of 12 months’ base salary and COBRA premium reimbursement and Mr. Baer will receive 18 months’ base salary, 100% of his target annual bonus opportunity then in effect, and 18 months COBRA premium reimbursement. Each named executive officer will also receive full vesting of all outstanding and unvested equity awards. The receipt of payments and benefits is contingent on the named executive officer’s execution of a release of claims in favor of the Company.
The Compensation Committee does not consider the specific amounts payable under these post-employment compensation arrangements when establishing annual compensation. We do believe, however, that these arrangements are necessary to offer compensation packages that are competitive.
We believe that these arrangements are designed to align the interests of our named executive officers and our stockholders when considering our long-term future. The primary purpose of these arrangements is to keep our most senior executive officers focused on pursuing corporate transaction activity that is in the best interests of our stockholders regardless of whether those transactions may result in their own job loss. Reasonable post-acquisition payments and benefits should serve the interests of both the named executive officer and our stockholders.

All payments, benefits, and acceleration of vesting of outstanding equity awards in the event of a change in control of the Company are payable only if there is a subsequent loss of employment by a named executive officer or the refusal of an acquirer to assume or substitute a comparable award for an outstanding equity award (a “double-trigger” arrangement). In the case of the acceleration of vesting of outstanding equity awards, we use this double-trigger arrangement to protect against the loss of retention value following a change in control of the Company and to avoid windfalls, both of which could occur if vesting of either equity or cash-based awards accelerated automatically as a result of the transaction.
We have not had excise tax reimbursement or gross-up provisions relating to a change in control of the Company in our employment letters and have no such reimbursement or gross-up obligations in place with respect to any of our named executive officers.
For detailed descriptions of the post-employment compensation arrangements that we maintain with our named executive officers, as well as an estimate of the potential payments and benefits payable under these arrangements, see “Potential Payments upon Termination or Change in Control” below.
Stock Ownership Policy
We believe that stock ownership by our executive officers and the non-employee members of our Board is important to link the risks and rewards inherent in stock ownership of these individuals and our stockholders. Our Board has adopted formal stock ownership guidelines that require our executive officers and the non-employee members of our Board to own a minimum number of shares of our Class A or Class B common stock. These mandatory ownership levels are intended to create a clear standard that ties a portion of these individuals’ economic interests to the performance of our stock price. Compliance is evaluated on an annual basis on the last day of the fiscal year.
The current required ownership levels are as follows:

Individual Subject to Ownership Guidelines	Minimum Required Level of Stock Ownership
Chief Executive Officer	Lesser of five times base salary or 215,000 shares
Other Executive Officers	Lesser of two times base salary or 43,000 shares
Non-Employee Members of our Board	Lesser of four times annual retainer or 13,000 shares
The applicable guideline must be achieved by each covered individual within five years after the later of (a) November 16, 2017, and (b) the date the individual became a covered individual. To date, each individual is either in compliance with the guidelines or is within the five year compliance period.
Hedging and Pledging Activities
Under our Insider Trading Policy, our employees, including our executive officers, and the members of our Board are prohibited from hedging or pledging our equity securities, engaging in short selling of our securities, trading in derivative securities of the Company, holding our securities in a margin account, or otherwise pledging them as collateral for a loan.
Clawback Policy
We have adopted a clawback policy in accordance with SEC and Nasdaq listing requirements that states that, in the event the Company is required to prepare an accounting restatement, the Company will recover incentive-based compensation received by any current or former executive officer that was based upon the attainment of a financial reporting measure that was erroneously awarded during the three-year period preceding the date the restatement was required.
Insider Trading Policy
The Company has adopted an Insider Trading Policy governing the purchase, sale, and/or other disposition of its securities by its directors, officers and employees, as well as by the Company itself. We believe these policies and procedures are reasonably designed to promote compliance with insider trading laws, rules, regulations and exchange listing standards applicable to the Company. The policy prohibits our directors, officers, employees, and certain other covered persons from trading in Company securities and related derivative securities while aware of material non-public information about the Company or its securities. Additionally, all employees and directors are prohibited from trading securities during various periods throughout the year in connection with the public release of our quarterly results, and certain individuals must receive pre-clearance from our Legal Department prior to engaging in any transaction in the Company’s securities. More information regarding our Insider Trading Policy can be found in Exhibit 19.1 to our Annual Report on Form 10-K for the fiscal year ended August 3, 2024.
Equity Award Grant Policies and Practices
It is not the Compensation Committee’s practice to time or otherwise coordinate the granting of any equity awards to our non-employee directors or named executive officers with any release of material nonpublic information. It is the practice of our Compensation Committee to review the Company’s results and our named executive officers’ performance following the end of a fiscal year, as well as the outstanding equity awards held by our named executive officers, and, based on those reviews, to grant stock options to our named executive officers. The grant date for those equity awards is generally consistent with the date on which our trading window opens following the release of our first quarter results following the disclosure of material nonpublic information. Additionally, our Compensation Committee approves the granting of equity awards in connection with the commencement of employment of our named executive officers, and from time to time as determined appropriate by our Compensation Committee. Our eligible non-employee directors are granted stock options as of the date of each annual meeting of our stockholders in accordance with our director compensation policy.
Tax and Accounting Considerations
Deductibility of Executive Compensation
In approving the amount and form of compensation for our named executive officers, the Compensation Committee considers all elements of our cost of providing such compensation, including the potential impact of Section 162(m) of the Code (“Section 162(m)”). Under Section 162(m), compensation paid to each of the Company’s “covered employees” that exceeds $1 million per taxable year is generally non-deductible. Although the Compensation Committee will continue to consider tax implications as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for our named executive officers in a manner consistent with the goals of our executive compensation program and the best interests of the Company and our stockholders, which may include providing for compensation that is not deductible by the Company due to the deduction limit under Section 162(m).
Accounting for Stock-Based Compensation
We follow the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (“ASC Topic 718”) for our stock-based compensation awards. ASC Topic 718 requires us to measure the compensation expense for all stock-based payment awards made to our employees and non-employee members of our Board, including options to purchase shares of our Class A and Class B common stock and RSU awards that may be settled for shares of our Class A and Class B common stock, generally based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.
Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended August 3, 2024.
THE COMPENSATION COMMITTEE
Ms. Elizabeth Williams (Chair)
Mr. Kofi Amoo-Gottfried

Compensation-Related Risk
The Compensation Committee has reviewed our compensation policies and practices, in consultation with its external compensation consultant, to assess whether they encourage our employees to take inappropriate risks. After reviewing and assessing our compensation philosophy, policies, and practices, including the mix of fixed and variable, short- and long-term compensation, and overall pay, incentive plan structures, and the checks and balances built into, and oversight of, each policy and practice, the Compensation Committee has determined that any risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company as a whole.
The Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks; the mix of fixed and variable compensation prevents undue focus on short-term results and helps align the interests of our executive officers with the interests of our stockholders. In addition, under our Insider Trading Policy, our executive officers are prohibited from hedging and pledging our equity securities, which protects against short-term decision making.

COMPENSATION TABLES
Fiscal Year 2024 Summary Compensation Table
The following table shows for the fiscal years ended August 3, 2024, July 29, 2023, and July 30, 2022, the compensation awarded or paid to, or earned by, our named executive officers. None of thee named executive officers were either with the Company or executive officers at any point during fiscal year 2022.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Matthew Baer	2024	850,900	—	—	—	537,880	76,148	1,464,928
	2023	65,385	400,000(5)	4,070,000	5,211,140	79,396	27,625	9,853,545
David Aufderhaar	2024	550,480	—	—	—	174,020	—	724,500
	2023	439,711	33,000(6)	3,263,000	4,296,470	168,220	—	8,200,401
Casey O'Connor	2024	500,480	—	766,080	959,155	158,200	11,538	2,395,454
	2023	479,326	17,000(6)	950,000	1,235,400	205,423	11,400	2,898,549
Anthony Bacos(7)	2024	427,243	—	2,337,430	2,811,632	139,182	—	5,715,486
(1)The amounts reported in this column represent the aggregate grant date fair value of RSUs computed in accordance with ASC Topic 718. The assumptions used in calculating such amounts are set forth in the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended August 3, 2024, filed with the SEC on September 25, 2024 (our “2024 Annual Report”). In order to mitigate the impact of any short-term stock price volatility on the number of stock units granted, the number of stock units in an RSU award is based on the aggregate dollar value of the award divided by the average closing market price of our Class A common stock on Nasdaq for the 30 trading days immediately prior to the date of grant. As a result, the fair value of the awards at grant date in this column, computed in accordance with ASC Topic 718, may be lower or higher than the equity compensation value approved by the Compensation Committee.
(2)The amounts reported in this column represent the aggregate grant date fair value of options to purchase shares of our Class A common stock computed in accordance with ASC Topic 718. The assumptions used in calculating such amounts are set forth in the notes to our audited consolidated financial statements included in our 2024 Annual Report. This amount does not reflect the actual economic value that may be realized by our named executive officers from such awards.
(3)For fiscal year 2024, the amounts in this column represent bonuses paid in cash under our fiscal year 2024 executive bonus program. For fiscal year 2023, the amounts in this column represent bonuses paid under our fiscal year 2023 executive bonus program, in the form of immediately vested restricted stock units.
(4)For fiscal year 2024, the amounts reported as “All Other Compensation” consist of the following components:

Name	Company Contributions ($) (a)	Perquisites ($) (b)
Matt Baer	—	76,148
Casey O'Connor	11,538	—
(a) The amounts in this column represent a 401(k) Company matching contribution to the Company's 401(k) Plan available to all employees.
(b) Mr. Baer received reimbursements for airfare, lodging, transportation, and meals in connection with his travel to and from the Company’s office in San Francisco.
(5)Mr. Baer joined the company as CEO on June 26, 2023 and received a one-time signing bonus.
(6)Mr. Aufderhaar and Mr. O’Connor each received a cash bonus offered to eligible employees prior to them becoming executive officers.
(7)Mr. Bacos joined the Company on November 6, 2023.

Fiscal Year 2024 Grants of Plan-Based Awards
The following table shows for fiscal year 2024 certain information regarding grants of plan-based awards to our named executive officers:
Grants of Plan-Based Awards in Fiscal Year 2024

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($) (2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Matthew Baer		637,500	850,000	1,487,500
David Aufderhaar		206,250	275,000	481,250
Casey O’Connor		187,500	250,000	437,500
	12/8/2023				192,000(3)	—	—	766,080
	12/8/2023				—	384,000(3)	3.99	959,155
Anthony Bacos		164,960	219,946	384,906
	12/8/2023				361,272(4)	—	—	1,441,475
	12/8/2023				—	722,543(4)	3.99	1,751,806
	4/2/2024				—	722,543(4)	2.48	1,059,826
	4/2/2024				361,272(4)	—	—	895,955
(1)The amounts reported represent the threshold, target, and maximum payouts for each named executive officer under our fiscal year 2024 annual executive bonus program. The amounts shown as “target” represent the target payment level of 100% of our CEO’s base salary and 50% of other named executive officers’ base salaries, prorated in the case of Mr. Bacos to reflect his employment start date.
(2)The amounts reported in this column represent the aggregate grant date fair value of RSU awards and option awards granted during fiscal year 2024 computed in accordance with ASC Topic 718. The assumptions used in calculating such amounts are set forth in the notes to our audited consolidated financial statements included in our 2024 Annual Report. In order to mitigate the impact of any short-term stock price volatility on the number of stock units granted, the number of stock units in an RSU award is based on the aggregate dollar value of the award divided by the average closing market price of our Class A common stock on Nasdaq for the 30 trading days immediately prior to the date of grant. As a result, the fair value of the awards at grant date in this column, computed in accordance with ASC Topic 718, may be lower or higher than the equity compensation value approved by the Compensation Committee.
(3)8.33% of the award vested on March 13, 2024, with the remainder vesting in equal installments of 8.33% over the next 11 quarterly vest dates, subject to continued service on each vesting date.
(4)25% of the award vested on June 12, 2024, 12.5% vest in each of the next two quarters following, 8.33% vest in each of the next four quarters following, and 4.17% vest in each of the next four quarters following, subject to continued service on each vesting date.

Employment Agreements
The terms and conditions of employment for each of our named executive officers are set forth in written employment offer letters. The employment offer letters generally provide for “at-will” employment and set forth the executive officer’s initial base salary and target annual cash bonus opportunity. They also provide for certain payments and benefits in the event of a termination of employment, including a termination of employment in connection with a change in control of the Company. For more information on these post-employment compensation arrangements, see “Potential Payments upon Termination or Change in Control” below. Each named executive officer is subject to customary confidentiality requirements and similar covenants. In addition, each of our named executive officers has executed our standard proprietary information and inventions agreement.
Mr. Baer
We entered into an initial employment offer letter with Mr. Baer, dated June 9, 2023, which set forth the initial terms and conditions of his employment as our CEO. Pursuant to this employment offer letter, Mr. Baer’s base salary was set at $850,000 per year, subject to adjustment as determined in the discretion of the Compensation Committee. Mr. Baer also received a one-time signing bonus of $400,000 upon the start date of his employment, which is subject to pro-rata repayment in the event Mr. Baer terminates his employment without “good reason” (as defined in his offer letter) prior to the second anniversary of his employment start date. We also entered into a modified employment offer letter with Mr. Baer on June 14, 2024, to adjust his work location. Mr. Baer’s employment is “at will” and may be terminated at any time, with or without cause.
Mr. Aufderhaar
We entered into an employment offer letter with Mr. Aufderhaar dated April 1, 2023, which set forth the initial terms and conditions of his employment as our CFO. Pursuant to this employment offer letter, Mr. Aufderhaar’s base salary was set at $550,000 per year, subject to adjustment as determined in the discretion of the Compensation Committee. Mr. Aufderhaar’s employment is “at will” and may be terminated at any time, with or without cause.

Mr. O’Connor
We entered into an employment offer letter with Mr. O’Connor dated November 23, 2022, which set forth the initial terms and conditions of his employment as our CLO. Pursuant to this employment offer letter, Mr. O’Connor’s base salary was set at $500,000 per year, subject to adjustment as determined in the discretion of the Compensation Committee. Mr. O’Connor’s employment is “at will” and may be terminated at any time, with or without cause.
Mr. Bacos
We entered into an employment offer letter with Mr. Bacos dated October 20, 2023, which set forth the initial terms and conditions of his employment as our CTO. Pursuant to this employment offer letter, Mr. Bacos’s base salary was set at $600,000 per year, subject to adjustment as determined in the discretion of the Compensation Committee. Mr. Bacos’s employment is “at will” and may be terminated at any time, with or without cause.
Outstanding Equity Awards at Fiscal 2024 Year-End Table
The following table shows for fiscal year 2024 certain information with respect to the outstanding equity awards held by our named executive officers as of August 3, 2024.
The vesting schedule applicable to each outstanding equity award is described in the footnotes to the table. For information with respect to the vesting acceleration provisions applicable to the equity awards held by our named executive officers, see “Potential Payments upon Termination or Change in Control” below.

Outstanding Equity Awards at Fiscal 2024 Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Matthew Baer	—	—	—		825,002(2)	3,374,258
	549,997	1,650,003(3)	3.70	06/25/2033	—	—
David Aufderhaar	—	—	—	—	21,245(4)	86,892
	—	—	—	—	200,000(5)	818,000
	400,000	400,000(6)	5.02	04/02/2033	—	—
	—	—	—	—	229,167(7)	937,293
	41,666	458,334(8)	5.02	04/02/2033	—	—
Casey O'Connor	4,869	—	22.56	06/02/2029	—	—
	5,256	—	18.34	09/26/2029	—	—
	—	—	—	—	19,917(4)	81,461
	—	—	—	—	83,334(9)	340,836
	333,333	166,667(10)	3.80	12/14/2032	—	—
	—	—	—	—	160,001(11)	654,404
	63,999	320,001(12)	3.99	12/07/2033	—	—
Anthony Bacos	—	—	—	—	270,954(13)	1,108,202
	180,635	541,908(14)	3.99	12/07/2033	—	—
	180,635	541,908(14)	2.48	04/01/2034	—	—
	—	—	—	—	270,954(13)	1,108,202
(1)Amounts represent the market value of unvested RSUs, based on a closing price of our Class A common stock on August 2, 2024, the last trading day of the last completed fiscal year, of $4.09 per share.
(2)16.67% of RSUs vested on March 13, 2024 and the remainder will vest in equal installments of 8.33% over the next 10 quarterly vest dates, subject to continued service on each vesting date.
(3)16.67% of shares subject to the options vested on March 13, 2024 and the remainder will vest in equal installments of 8.33% over the next 10 quarterly vest dates, subject to continued service on each vesting date.
(4)6.25% of the RSUs vested on June 15, 2022, with the remainder vesting in equal installments of 6.67% over the next 15 subsequent quarterly vesting dates, subject to continued service on each vesting date.
(5)25% of the RSUs vested on December 13, 2023, 12.5% vest in each of the next two quarters following, 8.33% vest in each of the next four quarters following, and 4.17% vest in each of the next four quarters following, subject to continued service on each vesting date.
(6)25% of the shares subject to the options vested on December 13, 2023, 12.5% vest in each of the next two quarters following, 8.33% vest in each of the next four quarters following, and 4.17% vest in each of the next four quarters following, subject to continued service on each vesting date.

(7)8.33% of the RSUs vested on June 12, 2024, with the remainder vesting in equal installments of 8.33% over the next 11 subsequent quarterly vesting dates, subject to continued service on each vesting date.
(8)8.33% of the shares subject to the options vested on June 12, 2024, with the remainder vesting in equal installments of 8.33% over the next 11 subsequent quarterly vesting dates, subject to continued service on each vesting date.
(9)25% of the RSUs vested on June 14, 2023, with the remainder vesting in equal quarterly installments of 25% over the next three quarterly vest dates, subject to continued service on each vesting date.
(10)25% of the RSUs vested on June 14, 2023, 12.5% vest in each of the next two quarters following, 8.33% vest in each of the next four quarters following, and 4.17% vest in each of the next four quarters following, subject to continued service on each vesting date.
(11)8.33% of the RSUs vested on March 13, 2024, with the remainder vesting in equal installments of 8.33% over the next 11 subsequent quarterly vesting dates, subject to continued service on each vesting date.
(12)8.33% of the shares subject to the options vested on March 13, 2024, with the remainder vesting in equal installments of 8.33% over the next 11 subsequent quarterly vesting dates, subject to continued service on each vesting date.
(13)25% of the RSUs vested on June 12, 2024, 25% vest in each of the next two quarters following, 8.33% vest in each of the next four quarters following, and 4.17% vest in each of the next four quarters following, subject to continued service on each vesting date.
(14)25% of the shares subject to the options vested on June 12, 2024, 25% vest in each of the next two quarters following, 8.33% vest in each of the next four quarters following, and 4.17% vest in each of the next four quarters following, subject to continued service on each vesting date.

Fiscal Year 2024 Option Exercises and Stock Vested
The following table shows for fiscal year 2024 certain information regarding options to purchase shares of our Class A and Class B common stock that were exercised, and full value awards that vested during fiscal year 2024, which may be settled for shares of our Class A and Class B common stock, with respect to each named executive officer:
Fiscal Year 2024 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Matthew Baer	—	—	299,579	871,411
David Aufderhaar	—	—	293,781	1,048,547
Casey O'Connor	—	—	216,469	746,209
Anthony Bacos	—	—	180,636	708,093

(1)The value realized on vesting was calculated by multiplying the number of vesting shares of Class A common stock by the closing market price of our Class A common stock on each vesting date.
Fiscal Year 2024 Pension Benefits
Our named executive officers did not participate in, or otherwise receive any benefits under, any defined benefit pension or retirement plan sponsored by us during fiscal year 2024.
Fiscal Year 2024 Non-Qualified Deferred Compensation
Our named executive officers did not participate in, or earn any benefits under, a non-qualified deferred compensation plan sponsored by us during fiscal year 2024.
Potential Payments upon Termination or Change in Control
Each of our named executive officers is eligible for severance payments and benefits pursuant to the post-employment compensation provisions of their employment offer letter.
“Cause” and “Good Reason” Definitions
For the purposes of the employment offer letters, “Cause” for a named executive officer’s termination of employment means her or his: (a) conviction (including a guilty plea or plea of nolo contendere) of any felony; (b) commission or attempted commission of or participation in a fraud or act of dishonesty or misrepresentation against us; (c) willful and continued failure to follow the lawful directions of our Board or officers to whom she or he reports, and failure to cure such failure within a reasonable time after receiving written notice from us of the claimed failure; (d) deliberate harm or injury, or attempt to deliberately harm or injure, us; (e) willful misconduct that materially discredits or harms us or our reputation; (f) material violation or breach of any written and fully executed contract or agreement between the named executive officer and us, including without limitation, material breach of her or his Confidentiality Agreement, or of any of our policies, or of any statutory duty owed to us by the named executive officer; (g) gross negligence or willful misconduct; (h) failure to cooperate with any investigation as requested by our Board or officers to whom the named executive officer reports; or (i) unauthorized use of confidential information that causes material harm to us; and a named executive officer will have “Good Reason” for resigning if any of the following actions are taken by us without her or his prior written consent: (a) a material reduction in her or his base salary or target annual bonus (unless pursuant to a salary reduction program applicable generally to our similarly situated employees); (b) a material reduction in her or his duties (including responsibilities and/or authorities), provided, however, that a change in job position (including a change in title or change resulting from a change in control transaction) shall not be deemed a “material reduction” in and of itself unless her or his new duties are materially reduced from the prior duties; or (c) relocation of her or his principal place of employment to a place that increases her or his one-way commute by more than 35 miles as compared to her or his then-current principal place of employment immediately prior to such relocation.
Involuntary Termination of Employment Not Involving a Change in Control
Pursuant to these provisions, in the event we terminate a named executive officer’s employment without Cause (other than as a result of death or disability), or she or he resigns for Good Reason (an “Involuntary Termination of Employment”), in either case more than one month prior to or more than 12 months following the closing of a change in control of the Company (as defined in her or his employment offer letter), then, subject to execution and delivery of an effective general release of claims in favor of the Company and the return of all Company property as specified in her or his employment offer letter, the named executive officer will receive:
•a cash payment equal to six months in the cases of Messrs. Aufderhaar, Bacos, and O’Connor, and 12 months in the case of Mr. Baer of his then-effective base salary; and
•continued Company-paid health care coverage for a maximum period of six months in the cases of Messrs. Aufderhaar, Bacos, and O’Connor, and 12 months in the case of Mr. Baer.
Involuntary Termination of Employment Involving a Change in Control
Pursuant to these provisions, in the event of an Involuntary Termination of Employment within the period beginning one month prior to or ending 12 months following the closing of a change in control of the Company, then, subject to execution and delivery of an effective general release of claims in favor of the Company and the return of all Company property as specified in her or his employment offer letter, the named executive officer will receive:
•a cash payment equal to 12 months of base salary for Messrs. Aufderhaar, Bacos, and O’Connor, and 18 months in the case of Mr. Baer of his then-effective base salary;
•in the case of Mr. Baer, 100% of his target bonus then in effect;
•continued paid health care coverage for a maximum period of 12 months in the cases of Messrs. Aufderhaar, Bacos, and O’Connor, and 18 months in the case of Mr. Baer; and
•full accelerated vesting of any and all outstanding and unvested equity awards held by her or him, except to the extent the award agreement for any such equity award contains an explicit provision to the contrary.
If any payment or benefit that a named executive officer may receive from us or otherwise would constitute a “parachute payment” within the meaning of Section 280G of the Code, and be subject to the excise tax imposed by Section 4999 of the Code, then such payment or benefit will be reduced to an amount that is either (i) the largest portion of the payment that would result in no portion of the payment being subject to such excise tax or (ii) the largest portion, up to and including the total, of the payment, whichever amount, after taking into account all applicable federal, state, and local employment taxes, income taxes, and the excise tax results in her or his receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the payment may be subject to the excise tax.
The following table presents the estimated payments and benefits that would be received by each of our named executive officers under the arrangements described above, assuming that a termination of employment and, where applicable, a change in control of the Company had occurred on August 3, 2024, the last day of fiscal year 2024, and that the price of our Class A common stock was $4.09 per share, which represents the closing market price of our Class A common stock on August 2, 2024, the last trading day of fiscal year 2024. This table is intended only for illustrative purposes; the rights and benefits due to any named executive officer upon an actual termination of employment or change in control of the Company can only be determined at the time of such event, based on circumstances then existing and arrangements then in effect.

Named Executive Officer	Involuntary Termination of Employment Not Involving a Change in Control of the Company ($) (1,2)	Involuntary Termination of Employment Involving a Change in Control of the Company ($) (1,2,3,4)
Matthew Baer
Severance Payment	850,000	1,275,000
Health Care Coverage	117	175
Equity Acceleration - Options	—	6,748,512
Equity Acceleration - RSUs	—	3,374,258
Total	850,117	11,397,945
David Aufderhaar
Severance Payment	275,000	550,000
Health Care Coverage	58	117
Equity Acceleration - Options	—	—
Equity Acceleration - RSUs	—	1,842,185
Total	275,058	2,392,302
Casey O'Connor
Severance Payment	250,000	500,000
Health Care Coverage	5,845	11,690
Equity Acceleration - Options	—	1,990,472
Equity Acceleration - RSUs	—	1,076,701
Total	255,845	3,578,863
Anthony Bacos
Severance Payment	300,000	600,000
Health Care Coverage	10,342	20,685
Equity Acceleration - Options	—	4,432,807
Equity Acceleration - RSUs	—	2,216,404
Total	310,342	7,269,896
(1)The amounts reported for “Severance Payment” represent that annual base salary of each named executive officer as of the last day of the last completed fiscal year multiplied by the number of months for which such payment would be provided.
(2)The amounts reported for “Health Care Coverage” represent the Company’s monthly cost of medical, dental, and vision insurance coverage multiplied by the number of months of coverage that would be provided to each named executive officer.
(3)The amounts reported for “Equity Acceleration - Options” represents the number of shares of our Class A and/or Class B common stock subject to unvested and unexercised options to purchase shares of our Class A or Class B common stock outstanding as of the last day of the last completed fiscal year multiplied by $4.09 per share, which represents the closing market price of our Class A common stock on August 2, 2024, the last trading day of fiscal year 2024, less the exercise price.
(4)The amounts reported for “Equity Acceleration - RSUs” represents the number of unvested RSUs as of the last day of the last completed fiscal year multiplied by $4.09 per share, which represents the closing market price of our Class A common stock on August 2, 2024, the last trading day of fiscal year 2024.
In addition to the payments and benefits described and quantified above, the 2011 Equity Incentive Plan (the “2011 Plan”), the 2017 Plan, and the 2019 Plan provide for an extended period of time during which an optionholder may exercise options following the optionholder’s termination of service (the “post-termination exercise period”). Generally, under the 2011 Plan, the 2017 Plan, and the 2019 Plan, if an optionholder’s service relationship with us ends, the optionholder may exercise any vested options for up to three months after the date that the service relationship ends. However, if the optionholder’s service relationship with us ceases due to disability or death, the optionholder, or his or her beneficiary, may exercise any vested options for up to 12 months in the event of disability, or 18 months in the event of death, after the date the service relationship ends. Accordingly, each of our named executive officers would be entitled to an extended post-termination exercise period in the event of a termination of employment due to death or disability.

CEO Pay Ratio
Under SEC rules, we are required to calculate and disclose the annual total compensation of our Chief Executive Officer, the median of the annual total compensation of all our employees (other than our Chief Executive Officer), and the ratio of the annual total compensation of our median employee as compared to the annual total compensation of our Chief Executive Officer.
We believe there has been no change to our employee population and compensation arrangements that we believe would result in a significant change to our pay ratio disclosure and therefore we are using the median employee that we identified for fiscal year 2023 as our median employee for fiscal year 2024.
To identify our median employee, we used the following methodology:
•To determine our total population of employees, we included all full-time and part-time U.S. employees as of July 31, 2023, excluding our CEO.
•As the pay ratio disclosure rules provide an exemption for companies to exclude non-U.S. employees from the median employee calculation if non-U.S. employees in one or more identified jurisdictions account for 5% or less of the company’s total number of employees, we excluded 238 employees in the United Kingdom, who comprised approximately 4% of our total employee population of 5,860 employees on July 31, 2023. After taking into account this exemption, 5,622 U.S. employees were considered for identifying the median employee.
•To identify our median employee from our U.S. employee population (other than our CEO), we calculated the aggregate amount of cash compensation received by and stock-based compensation granted (as computed in accordance with ASC Topic 718) in fiscal year 2023, excluding non-regular payments.
•We annualized the base compensation of employees who were employed by us for less than the entire fiscal year.
Using this approach, we identified our median employee. Our median employee in fiscal year 2023 was a remote Senior Stylist.
For fiscal year 2024, the annual total compensation for our median employee was $38,021 as computed under the Summary Compensation table rules and the total compensation of Mr. Baer, as reported in the Fiscal Year 2024 Summary Compensation Table included in this Proxy Statement, was $1,464,928. Based on this information, the ratio of our Chief Executive Officer’s annual total compensation to the annual total compensation of the median employee was 39:1. This ratio is a reasonable estimate calculated in a manner consistent with SEC rules.
Because SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their employee population and compensation practices, the pay ratio reported by other companies may not be comparable to our pay ratio, as other companies have different employee populations and compensation practices and may have used different methodologies, exclusions, estimates, and assumptions in calculating their pay ratios. As explained by the SEC when it adopted these rules, the rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow stockholders to better understand and assess each particular company’s compensation practices and pay ratio disclosures.

Pay versus Performance
The table below shows compensation actually paid, as defined by the SEC in Item 402(v) of Regulation S-K (“Item 402(v)”), for our executives, and our financial performance for the fiscal years ended August 3, 2024, July 29, 2023, July 30, 2022, and July 31, 2021. For purposes of this discussion, our CEO is also referred to as our principal executive officer or “PEO” and our other named executive officers are referred to as our “Non-PEO NEOs”:

	Summary Compensation Table (“SCT”) Totals For:			Compensation Actually Paid (“CAP”) To:					Value of Initial Fixed $100 Investment Based On:
Year	PEO 1 ($) (1,2)	PEO 2 ($) (1,2)	PEO 3 ($) (1,2)	PEO 1 ($) (1,3)	PEO 2 ($) (1,3)	PEO 3 ($) (1,3)	Average SCT Total for Non-PEO NEOs ($) (1,2)	Average CAP to Non-PEO NEOs ($) (1,3)	Total Shareholder Return ($) (4)	Peer Group Total Shareholder Return ($) (5)	Net Loss (in thousands) ($) (6)	Adjusted EBITDA (in thousands) ($) (7)
2024	N/A	N/A	1,464,928	N/A	N/A	(3,215,275)	2,945,147	2,266,228	18.47	167.61	(128,840)	29,281
2023	476,112	652,000	9,838,545	336,828	(2,670,068)	14,172,325	3,148,095	1,407,739	22.17	149.43	(171,973)	16,814
2022	N/A	3,134,920	N/A	N/A	(26,070,368)	N/A	5,631,793	(370,343)	26.95	138.47	(207,121)	(19,455)
2021	637,980	8,818,130	N/A	16,056,684	34,319,020	N/A	6,115,644	6,408,758	243.43	203.53	(8,876)	64,945

(1)NEOs included in these tables reflect the following individuals:

Year	PEO		Non-PEO NEOs
2024	PEO 3	Matt Baer	David Aufderhaar, Casey O’Connor, Anthony Bacos
2023	PEO 1	Katrina Lake	Dan Jedda, Scott Darling, Sachin Dhawan, David Aufderhaar, Casey O'Connor
	PEO 2	Elizabeth Spaulding
	PEO 3	Matt Baer
2022	PEO 2	Elizabeth Spaulding	Dan Jedda, Scott Darling, Sachin Dhawan
2021	PEO 1	Katrina Lake	Dan Jedda, Scott Darling, Michael Smith
	PEO 2	Elizabeth Spaulding
(2)Amounts reflect total compensation as reported in our Summary Compensation Table (“SCT”) for our NEOs for each applicable fiscal year.
(3)Compensation Actually Paid (“CAP”) has been calculated based on the requirements and methodology set forth in the applicable SEC rules (Item 402(v)). The CAP calculation includes the end-of-year value of awards granted within the fiscal year, the change in fair value from prior year end of vested awards and the change in the fair value of unvested awards granted in prior years, regardless of if, when, or at which intrinsic value they will actually vest. To calculate CAP for fiscal year 2024 the following amounts were deducted from and added to the total compensation number shown in the SCT:

	Fiscal Year 2024 (For PEO 3) ($)	Fiscal Year 2024 (Average for Non-PEO NEOs) ($)
Summary Compensation Table Total	1,464,928	2,945,147
Less: Amounts Reported in SCT for Stock and Option Awards Based on Grant Date Fair Value	—	(2,291,432)
Plus: Fair Value at Fiscal Year-End of Outstanding and Unvested Equity Awards Granted in Fiscal Year	—	2,066,667
Plus/Less: Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Fiscal Years	(2,998,056)	(570,077)
Plus: Fair Value at Vesting of Equity Awards Granted in Fiscal Year That Vested During Fiscal Year	—	566,517
Plus/Less: Change in Fair Value as of Vesting Date of Equity Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	(1,682,147)	(450,594)
Compensation Actually Paid	(3,215,275)	2,266,228

The reconciliation calculations for the other covered fiscal years may be found in the Company’s proxy statement for the 2023 annual meeting of stockholders.
For purposes of the above adjustments, the fair values of equity awards on the applicable date were determined in accordance with ASC Topic 718, using valuation methodologies that are generally consistent with those used to determine the grant date fair value for accounting purposes. The assumptions used in calculating such amounts are set forth in the notes to our audited consolidated financial statements included in our 2024 Annual Report on Form 10-K.

The table below contains ranges of assumptions used in the valuation of outstanding equity awards for the relevant fiscal year(s). For more information, please see the notes to our financial statements in our Annual Report on Form 10-K and the footnotes to the Summary Compensation Table of this proxy statement.

Fiscal Year 2024
Restricted Stock Units
Stock Price	$2.32 - $4.91
Stock Options
Expected Term (years)	2.0 - 7.1
Strike Price	$2.48 - $5.02
Volatility	77.5% - 83.9%
Dividend Yield	0.0% - 0.0%
Risk-Free Interest Rate	3.5% - 4.5%
(4)Total Shareholder Return (“TSR”) represents the cumulative total return to stockholders on a fixed investment of $100 in our Class A common stock for the period beginning on the last trading day of fiscal year ended August 1, 2020 through the end of each applicable fiscal year, assuming reinvestment of dividends. The Company has not paid dividends historically.
(5)Peer Group TSR represents the cumulative total return on a fixed investment of $100 in the Standard and Poor’s Retail Select Industry Index for the period beginning on the last trading day of fiscal year ended August 1, 2020 through the end of each applicable fiscal year, assuming reinvestment of dividends.
(6)The dollar amounts reported represent the net loss reflected in the Company’s audited consolidated financial statements for each applicable year.
(7)The dollar amounts reported represent our adjusted EBITDA reflected in the Company’s audited consolidated financial statements for each applicable fiscal year. We define adjusted EBITDA as net loss excluding interest income, other income (expense), net, provision (benefit) for income taxes, depreciation and amortization, stock-based compensation expense, and restructuring and other one-time costs. Refer to Appendix A to this proxy statement for a reconciliation of net loss, the most comparable GAAP financial measure, to adjusted EBITDA for each of the fiscal years presented.

Relationship Between CAP and Cumulative TSR of Stitch Fix and our Peer Group
The following chart illustrates the relationship between CAP for our PEO and the average CAP for our Non-PEO NEOs against our TSR, as well as the relationship between our TSR and the TSR of our peer group:

CAP versus TSR
$55M
$45M
$35M
$25M
$15M
$5M
($5M)
($15M)
($25M)
($35M)
Compensation Actually Paid (CAP)
$243
$204
$138
$27
$149
$22
$168
$18
PEO 1
PEO 2
PEO 2
PEO 1
PEO 2
PEO 3
PEO 3
2021
2022
2023
2024
CAP (PEO)
Avg. CAP (Non-PEO NEOs)
Company TSR
Peer Group TSR

Relationship Between CAP and Net Income (Loss)
The following chart illustrates the CAP for our PEOs and the average CAP for our Non-PEO NEOs against our net income (loss):

Relationship Between CAP and Adjusted EBITDA
The following chart illustrates the CAP for our PEOs and the average CAP for our Non-PEO NEOs against our adjusted EBITDA. Refer to Appendix A to this proxy statement for a reconciliation of net loss, the most comparable GAAP financial measure, to adjusted EBITDA for each of the fiscal years presented.

Most Important Performance Measures
The following is an unranked list of the financial performance measures we consider most important in linking company performance and compensation actually paid to our named executive officers for the most recently completed fiscal year:
•TSR
•Net Income (Loss)
•Adjusted EBITDA
Equity Compensation Plan Information
The following table provides information as of August 3, 2024, with respect to the shares of our Class A or Class B common stock that may be issued under our equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#) (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($) (1) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#) (c)
Equity compensation plans approved by security holders (2)	6,585,475	6.08	5,239,593
Equity compensation plans not approved by security holders (3)	3,509,377	4.87	1,046,447
Total	10,094,852	5.67	6,286,040
(1)The weighted-average exercise price excludes RSU awards, which have no exercise price.
(2)Includes securities under the 2011 Plan and the 2017 Plan.
(3)Includes securities under the 2019 Plan.

The 2017 Plan provides that the number of shares reserved for issuance may be increased by our Board as of the first day of each fiscal year, starting in 2018 and ending in 2027, by a number of shares of Class A common stock that does not exceed 5% of the total number of shares of all classes of common stock outstanding on the last day of the preceding fiscal year. Effective as of August 4, 2024, the Board approved an increase to the shares reserved for issuance by 6,237,914 shares of Class A common stock (approximately 5% of the total number of shares of all classes of common stock outstanding on August 3, 2024) pursuant to this provision. This increase is not reflected in the table above.

DIRECTOR COMPENSATION
The Compensation Committee regularly reviews and assesses the compensation levels of our non-employee directors, with the assistance of its external compensation consultant. Our Board has adopted a director compensation policy for our non-employee directors who are not affiliated with our stockholders, who we refer to below as our “Independent Directors.” Pursuant to this policy, which was last amended by our Board in January 2021, our Independent Directors receive the compensation described below.
Cash Compensation
•A $50,000 annual cash retainer for service as a Board member;
•$20,000 per year for service as chair of the Audit Committee and $10,000 per year for service as a member of the Audit Committee;
•$15,000 per year for service as chair of the Compensation Committee and $7,500 per year for service as a member of the Compensation Committee;
•$10,000 per year for service as chair of the Nominating and Corporate Governance Committee and $5,000 per year for service as a member of the Nominating and Corporate Governance Committee; and
•$10,000 per year for service as Lead Independent Director.
The annual cash compensation amounts are payable in equal quarterly installments following the end of each quarter in which the service occurred, pro-rated for any partial quarters. All annual cash fees are vested upon payment.
Equity Compensation
•A non-qualified option to purchase shares of our Class A common stock with an aggregate value of $112,500; and
•an RSU grant with an aggregate value of $112,500.
Equity grants are made as of the date of each annual meeting of our stockholders. Each such stock option and RSU grant will be made under our 2017 Plan and will vest on the earlier of the first anniversary of its date of grant and the date of the next annual meeting of stockholders, subject to the non-employee director’s continuous service through the applicable vesting date.
In addition, any person who is elected or appointed as an Independent Director for the first time will, upon the date of her or his initial election or appointment, receive a non-qualified option to purchase shares of our Class A common stock with an aggregate value of $112,500 and an RSU grant with an aggregate value of $112,500, each multiplied by a fraction, the numerator of which is the number of days between the date of appointment and the date of the next then-scheduled annual meeting of stockholders (or, if the date of such annual meeting has not yet been scheduled, the first anniversary of the immediately preceding annual meeting), and the denominator of which is 365.
Any outstanding options to purchase shares of our Class A or Class B common stock held by each Independent Director who remains in continuous service with us until immediately prior to a change in control of the Company (as defined in our 2017 Plan) will become fully vested immediately prior to the closing of such change in control event in which their service is terminated.
Reimbursement of Expenses
We also reimburse each eligible non-employee director for ordinary, necessary, and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in meetings of our Board and any committee of the Board.

Fiscal Year 2024 Director Compensation Table
The following table shows for the fiscal year ended August 3, 2024, certain information with respect to the compensation of our non-employee directors. Mr. Baxter and Ms. Tan joined the Board on October 14, 2024 and therefore did not receive any director compensation for fiscal year 2024.
Fiscal Year 2024 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1) (2)	Option Awards ($) (2) (3)	Total ($)
Steven Anderson (4)(5)	—	—	—	—
J. William Gurley (4)	—	—	—	—
Neal Mohan(6)	12,500	129,807	177,050	319,357
Sharon McCollam	85,000	129,807	177,050	391,857
Elizabeth Williams	75,000	129,807	177,050	381,857
Kofi Amoo-Gottfried	57,500	129,807	177,050	364,357
(1)The amounts reported in this column represent the aggregate grant date fair value of RSUs computed in accordance with ASC Topic 718. The assumptions used in calculating such amounts are set forth in the notes to our audited consolidated financial statements included in our 2024 Annual Report. In order to mitigate the impact of any short-term stock price volatility on the number of stock units granted, the number of stock units in an RSU award is based on the aggregate dollar value of the award divided by the average closing market price of our Class A common stock on Nasdaq for the 30 trading days immediately prior to the date of grant. As a result, the fair value of the awards at grant date in this column, computed in accordance with ASC Topic 718, may be lower or higher than the equity compensation value approved by the Board.
(2)The aggregate number of RSUs and stock options held by each non-employee director listed as of August 3, 2024, was as follows:

Name	RSUs (#)	Stock Options (#)
Steven Anderson	—	—
J. William Gurley	—	—
Neal Mohan	—	—
Sharon McCollam	32,051	64,102
Elizabeth Williams	32,051	64,102
Kofi Amoo-Gottfried	32,051	64,102
(3)The amounts reported in this column represent the aggregate grant date fair value of the options to purchase shares of our Class A common stock granted to our Independent Directors during fiscal year 2024 under our 2017 Plan, computed in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in the notes to our audited consolidated financial statements included in our 2024 Annual Report. This amount does not reflect the actual economic value that may be realized by the non-employee directors from such awards.
(4)Pursuant to our Independent Director Compensation Policy, Mr. Gurley, and previously Mr. Anderson, both of whom are affiliated with certain of our stockholders, Mr. Baer, our CEO, and Ms. Lake, our Executive Chair, do not receive any compensation for their service as members of our Board. Ms. Lake received a total of $80,000 in cash compensation as an employee of the Company.
(5)Effective September 6, 2024, Mr. Anderson resigned from our Board.
(6)Effective December 15, 2023, Mr. Mohan resigned from our Board.

TRANSACTIONS WITH RELATED PERSONS AND INDEMNIFICATION
Certain Related-Person Transactions
The following is a summary of transactions since July 29, 2023, to which we have been a participant in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements which are described in the section titled “Executive Compensation.”
Employment of an Immediate Family Member
Chelsea Lake, the sister of Katrina Lake, our Founder, former Chief Executive Officer, and Executive Chairperson of our Board, is an employee on our Women’s merchandising team. During fiscal year 2024, Chelsea Lake served principally as a Buying Director and had total cash compensation of $274,000 in fiscal year 2024, plus $10,960 in Company match pursuant to the 401(k) Plan available to all employees. Chelsea Lake’s cash compensation was determined based on external market compensation data for similar positions and internal pay equity when compared to the compensation paid to employees with similar experience serving in similar positions who were not related to our Founder and Executive Chairperson of our Board. In October 2023, Chelsea Lake received an RSU grant covering 34,033 shares of Class A common stock, with an aggregate fair value of $103,120, which vested in four quarterly installments, beginning on December 13, 2023. Chelsea Lake has received and continues to be eligible for equity awards on the same general terms and conditions as applicable to employees in similar positions who are not related to our Founder and Executive Chairperson of our Board.
Indemnification
Our amended and restated certificate of incorporation (“Certificate of Incorporation”) contains provisions that limit the liability of our current and former directors for monetary damages to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability for:
•any breach of the director’s duty of loyalty to the corporation or its stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•unlawful payments of dividends or unlawful stock repurchases or redemptions; or
•any transaction from which the director derived an improper personal benefit.
Such limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.
Our Certificate of Incorporation authorizes us to indemnify our directors, officers, employees, and other agents to the fullest extent permitted by Delaware law. Our Bylaws provide that we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law and may indemnify our other employees and agents. Our Bylaws also provide that, on satisfaction of certain conditions, we will advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee, or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers, and other employees as determined by the Board. With certain exceptions, these agreements provide for indemnification for related expenses including attorneys’ fees, judgments, fines, and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these Certificate of Incorporation and Bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain customary directors’ and officers’ liability insurance.
Related-Person Transactions Policy and Procedures
Our Related-Person Transactions Policy states that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock, and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the approval or ratification of our Audit Committee or other independent body of our Board. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest, must be presented to our Audit Committee or other independent body of our Board for review, consideration, and approval. In approving or rejecting any such proposal, our Audit Committee or other independent body of our Board is to consider the relevant facts of the transaction, including the risks, costs, and benefits to us and whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances. All of the transactions described above were presented, considered, and approved or ratified by our Audit Committee or other independent body of our Board.

OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at the 2024 Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors
Casey O’Connor
Chief Legal Officer and Corporate Secretary
San Francisco, California
October 30, 2024
A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended August 3, 2024, is available without charge upon written request to: Corporate Secretary, Stitch Fix, Inc., 1 Montgomery Street, Suite 1500, San Francisco, California 94104.

APPENDIX A
NON-GAAP FINANCIAL MEASURES
We report our financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). However, management believes that certain non-GAAP financial measures provide users of our financial information with additional useful information in evaluating our performance. We believe that adjusted EBITDA is frequently used by investors and securities analysts in their evaluations of companies, and that this supplemental measure facilitates comparisons between companies. This non-GAAP financial measure may be different than similarly titled measures used by other companies.
There are several limitations related to the use of Adjusted EBITDA as compared to the net income (loss), the most directly comparable GAAP financial measure. Some of these limitations include:
•adjusted EBITDA excludes interest income and other (income) expense, net, as these items are not components of our core business;
•adjusted EBITDA does not reflect our provision (benefit) for income taxes, which may increase or decrease cash available to us;
•adjusted EBITDA excludes the recurring, non-cash expenses of depreciation and amortization of property and equipment and, although these are non-cash expenses, the assets being depreciated and amortized may have to be replaced in the future;
•adjusted EBITDA excludes the non-cash expense of stock-based compensation, which has been, and will continue to be for the foreseeable future, an important part of how we attract and retain our employees and a significant recurring expense in our business;
•adjusted EBITDA excludes costs incurred related to discrete restructuring plans and other one-time costs that are fundamentally different in strategic nature and frequency from ongoing initiatives. We believe exclusion of these items facilitates a more consistent comparison of operating performance over time, however these costs do include cash outflows; and
Adjusted EBITDA
We define adjusted EBITDA as net loss excluding interest income, other income (expense), net, provision (benefit) for income taxes, depreciation and amortization, stock-based compensation expense, and restructuring and other one-time costs. The following table presents a reconciliation of net loss, the most comparable GAAP financial measure, to adjusted EBITDA for each of the periods presented:

	For the Fiscal Year Ended
(in thousands)	August 3, 2024	July 29, 2023	July 30, 2022
Net loss from continuing operations	$(118,885)	$(150,336)	$(181,605)
Add (deduct):
Interest income	(11,250)	(5,841)	(924)
Other (income) expense, net	(1,631)	25	394
Provision (benefit) for income taxes	(1,661)	871	(2,335)
Depreciation and amortization (1)	35,489	38,375	33,533
Stock-based compensation expense (2)	76,756	102,072	124,944
Restructuring and other one-time costs (3)	50,463	45,749	26,206
Adjusted EBITDA	$29,281	$30,915	$213
 (1) For fiscal 2024 and 2023, depreciation and amortization excluded $12.1 million and $2.8 million, respectively, reflected in “Restructuring and other one-time costs.”
 (2) For fiscal 2022, stock-based compensation expense excluded $1.1 million reflected in “Restructuring and other one-time costs.”
 (3) For fiscal 2024, restructuring charges were $43.8 million and other one-time costs were $6.7 million in one-time professional services fees. For fiscal 2023, restructuring charges were $39.9 million and other one-time costs were $5.8 million in retention bonuses for continuing employees. For fiscal 2022, restructuring charges were $17.7 million and other one-time costs were $8.5 million in retention bonuses for continuing employees.

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
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Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on December 11, 2024. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/SFIX2024**
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V58524-P18332

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

STITCH FIX, INC.

The Board of Directors recommends you vote FOR the following nominees:

1. Election of Directors

Nominees:	**For**	**Withhold**
1a. Katrina Lake	☐	☐
1b. Sharon McCollam	☐	☐
1c. Elizabeth Williams	☐	☐

The Board of Directors recommends you vote 1 year on the following proposal:	**1 Year**	**2 Years**	**3 Years**	**Abstain**
2. Advisory vote on the frequency of solicitation of advisory stockholder approval of executive compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 3 and 4:	**For**	**Against**	**Abstain**
3. Advisory vote to approve executive compensation.	☐	☐	☐
4. Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending August 2, 2025.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V58525-P18332

STITCH FIX, INC.
Annual Meeting of Stockholders
December 12, 2024 1:00 PM PST
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Matt Baer and Casey O'Connor, or each of them individually, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A and Class B common stock of STITCH FIX, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 1:00 PM PST on December 12, 2024, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side